Exhibit 2.1

STOCK PURCHASE AGREEMENT

dated as of

December 1, 2017

by and among

ANAREN HOLDINGS LLC,

as the Seller,

ANAREN HOLDING CORP.

and

TTM TECHNOLOGIES, INC.,

as Purchaser

i

EXHIBITS

A	Form of Escrow Agreement
B	Illustrative Calculation of Net Working Capital
C	Knowledge of Purchaser List
D	Knowledge of the Company List
E	Knowledge of the Seller List
F	Form of Closing Statement
G	Form of FIRPTA Certificate

DISCLOSURE LETTERS

1.	Company Disclosure Letter
2.	Seller Disclosure Letter
3.	Purchaser Disclosure Letter

INDEX OF DEFINED TERMS

Defined Term	Page
Acquisition Proposal	73
Action	1
Adjustment Principles	1
Advisory Agreement	1
Affiliate	2
Agreement	1
Alternative Financing	70
Antitrust Clearance	73
Antitrust Division	59
Antitrust Laws	2
Beneficially Own	2
Bulletin 7	27
Burdensome Condition	2
Business Day	2
Business Employee	2
Cash	2
CFIUS	2
CFIUS Approval	2
Change in Control Payment	38
Chosen Courts	83
Closing	13
Closing Date	14
Closing Date Balance Sheet	16
Closing Date Funded Indebtedness	13
Closing Date Indebtedness	3
Code	3
Common Stock	1
Company	1
Company Balance Sheet	3
Company Contracts	39
Company Disclosure Letter	3
Company Indemnitees	64
Company Insured Parties	65
Company Material Adverse Effect	3
Company Organizational Documents	22
Company Owned Intellectual Property	4
Company PRC Subsidiary	4
Company Real Property	32
Company Real Property Leases	4
Company Subsidiaries	4
Company Transaction Expenses	4
Condition Satisfaction or Waiver Achievement	13

Defined Term	Page
Confidential Information Presentation	4
Confidentiality Agreement	4
Continuing Employees	61
Contract	5
Credit Agreements	5
Current Assets	5
Current Liabilities	5
D&O Tail Insurance	65
Debt Commitment Letter	50
Debt Financing	50
Debt Financing Agreements	68
Debt Financing Sources	50
Deloitte	17
Disclosure Letters	80
Dispute	17
DPA	5
DSS	6
DSS Approval	6
Effect	3
Employee Benefit Plan	27
End Date	76
Environmental Law	6
ERISA	6
ERISA Affiliate	6
Escrow Agent	6
Escrow Agreement	6
Estimated Cash	14
Estimated Closing Date Indebtedness	14
Estimated Company Transaction Expenses	14
Estimated Net Working Capital	14
Estimated Net Working Capital Excess	14
Estimated Net Working Capital Shortfall	14
Estimated Purchase Price	13
Evercore	6
Exchange Act	6
Export Laws	6
Export License	6
Final Closing Statement	18
Final Purchase Price	18
Financial Statements	22
FOCI	6
FOCI Action Plan	7

v

FTC	59
Fundamental Representations	7
Funds	49
GAAP	7
General Enforceability Exceptions	21
Government Contract	7
Governmental Authority	7
Hazardous Materials	7
Holdings LLC	1
Houlihan Lokey	7
HSR Act	7
Illustrative Calculation of Net Working Capital	7
Indebtedness	7
Initial Discussion Materials	8
Intellectual Property	8
IRS	8
ITAR	6
Knowledge of Purchaser	8
Knowledge of the Company	8
Knowledge of the Seller	8
Labor Organization	8
Law	9
Lien	9
Multiemployer Plan	9
Net Working Capital	9
Net Working Capital Excess	9
Net Working Capital Shortfall	9
NISPOM	9
Order	9
Pay-off Letters	9
Pension Funding Rules	28
Pension Plan	9
Permits	39
Permitted Lien	9
Person	10
Post-Closing Statement	16
PP Adjustment Escrow Account	10
PP Adjustment Escrow Amount	10
PP Adjustment Escrow Fund	10
PRC	10
Pre-Closing Statement	14
Products	44
Public Official	45
Purchase Price	10
Purchase Price Disbursement Schedule	14
Purchaser	1

Purchaser Adjustment Amount	19
Purchaser Disclosure Letter	10
Purchaser Fees and Expenses	5
Purchaser Material Adverse Effect	10
Purchaser Released Claims	80
Purchaser Releasee	80
Purchaser Releasor	79
Purchaser Termination Fee	78
Reference Time	10
Related Party	10
Release	10
Representative	11
Restraints	73
Review Period	16
SEC	11
Securities Act	11
Security Approval	11
Seller	1
Seller Adjustment Amount	18
Seller Disclosure Letter	11
Seller Material Adverse Effect	11
Seller Released Claims	80
Seller Releasee	80
Seller Releasor	80
Settlement Accountant	17
Shares	1
Skadden	13
Solvent	51
Specified Date	11
Statement of Objections	16
Straddle Period	66
Subsidiary	11
Subsidiary Interests	20
Target Net Working Capital	11
Tax Return	11
Taxes	11
Taxing Authority	11
Transaction Documents	12
Transfer Taxes	12
Treasury Regulations	12
Trigger Date	12
U.S.	12
United States	12
VDR	12
WARN	31
willful and material breach	78

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 1, 2017, is entered into by and among Anaren Holdings LLC, a Delaware limited liability company (“Holdings LLC” or the “Seller”), Anaren Holding Corp., a Delaware corporation and a direct, wholly owned subsidiary of Holdings LLC (the “Company”), and TTM Technologies, Inc., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, as of the date hereof, Holdings LLC owns 100 shares (the “Shares”) of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), which constitute all of the issued and outstanding shares of common stock of the Company as of the date hereof; and

WHEREAS, upon the terms and subject to the conditions set forth herein, Holdings LLC desires to sell to Purchaser, and Purchaser desires to purchase from Holdings LLC, all of the Shares owned by Holdings LLC.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions.

When used in this Agreement, the following terms shall have the respective meanings set forth below:

“Action” means any litigation, suit, arbitration, proceeding, claim, audit, or investigation by or before any Governmental Authority.

“Adjustment Principles” means (a) the principles, policies, procedures, categorizations, definitions, methods, practices and techniques set forth in the Illustrative Calculation of Net Working Capital, including with respect to the line items of assets which are classified as “Current Assets” and line items of liabilities which are classified as “Current Liabilities” as set forth therein; (b) to the extent not otherwise addressed in clause (a) above, the same accounting principles, methods, policies, practices, procedures, classifications and estimation methodologies used by the Company in preparing the Company Balance Sheet; and (c) to the extent not otherwise addressed in clauses (a) and (b) above, GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c), and clause (b) shall take precedence over clause (c).

“Advisory Agreement” means that certain Advisory Agreement, dated as of February 18, 2014, by and between the Company and Veritas Capital Fund Management, L.L.C.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such first Person. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power or right, by Contract or otherwise, to direct or cause the direction of management and policies of such Person through the ownership of voting securities.

“Antitrust Laws” means the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws of any jurisdiction that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

“Burdensome Condition” means any action, condition or restriction required by a Governmental Authority as a condition to consummation of the transactions contemplated by the Transaction Documents that would, or would reasonably be expected to, be material to the business, results of operations or financial condition of Purchaser, the Company and their Subsidiaries, taken as a whole.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in New York City, New York.

“Business Employee” means any current or former employee, director or other individual service provider of the Company or any of its Subsidiaries.

“Cash” means, as of a given time, all cash, cash equivalents and marketable securities held by the Company or any of its Subsidiaries, including all security or other similar deposits at such time, as determined in accordance with GAAP; provided, however, that “Cash” shall: (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by the Company or any of its Subsidiaries at such time and (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit for the account of the Company or any of its Subsidiaries at such time.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means (a) CFIUS has concluded that none of the transactions contemplated hereunder are a “covered transaction” and that they are not subject to review under the DPA; (b) CFIUS has issued a written notice that it has completed a review or investigation of the notification voluntarily provided pursuant to the DPA with respect to the transactions contemplated by this Agreement, and has concluded all action under the DPA; or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision and (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) having received the report from CFIUS requesting the President’s decision, the President has not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Closing Date Indebtedness” means, as of the Closing, the amount of the outstanding Indebtedness (of the nature set forth in clauses (a), (b), (d), (e) and (g) of the definition of Indebtedness to the extent related to the Indebtedness described in clauses (a), (b), (d) and (e) in the definition thereof) of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the Company’s balance sheet dated September 30, 2017.

“Company Disclosure Letter” means the written disclosure letter delivered by the Company to Purchaser in connection with the execution and delivery of this Agreement.

“Company Material Adverse Effect” means any event, development or change (each an “Effect”) that, considered individually or together with all other Effects, has had, or would reasonably be expected to have, (a) a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay (beyond the End Date) the consummation by the Company of the transactions contemplated hereby or (b) a material adverse effect on the businesses, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any event, development or change relating to or arising out of: (i) general economic, regulatory or political conditions or conditions in the financial, credit or securities markets (including changes in interest or currency exchange rates); (ii) any acts of God, natural disasters, terrorism, hostilities, sabotage, war or any escalation or worsening of acts of terrorism, hostilities or war; (iii) any event, development or change in any of the industries or markets in which the Company or any of its Subsidiaries operates, including cyclical fluctuations and trends; (iv) any enactment of, change in, or change in interpretation of, applicable Law or in GAAP or applicable accounting standards; (v) the announcement, pendency or performance of the transactions contemplated hereby, including by reason of the identity of Purchaser or any communication by Purchaser regarding the plans or intentions of Purchaser with respect to the conduct of the business of the Company or any of its Subsidiaries, and including the direct impact of any of the foregoing on any relationships, contractual or otherwise, with customers, suppliers, distributors, collaboration partners, employees or regulators; (vi) any action taken, or failure to take any action, in each case, to the extent such action or failure to take action is required by the express terms of this Agreement; or (vii) any failure by the Company or any of its Subsidiaries to meet any projections, estimates or forecasts (financial, operational or otherwise) for any period, or any changes in credit ratings of or with respect to the Company or any of its Subsidiaries, as applicable, or any of their indebtedness or securities (it being understood that the facts or occurrences giving rise or contributing to such failure or such change in credit ratings, to the extent not otherwise excluded by another clause of this definition, may be taken into account in determining whether there has been a Company Material Adverse Effect); provided, however, in the case of the foregoing clauses (i) through (iv), in the event that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected by such event, development or change relative to other participants in the business and industries in which the Company and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

“Company Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries, including all Intellectual Property listed in Section 3.14(a) of the Company Disclosure Letter.

“Company PRC Subsidiary” means Anaren Communication (Suzhou) Company, Ltd. a Subsidiary of the Company established in the PRC.

“Company Real Property Leases” means the real property leases, subleases, licenses and other agreements with respect to the Company Real Property (as defined below), including all amendments, modifications, supplements, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Company or any of its Subsidiaries is a party.

“Company Subsidiaries” means the Subsidiaries of the Company set forth in Section 3.2(b) of the Company Disclosure Letter.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, the aggregate amount of all out-of-pocket fees and expenses (whether or not yet invoiced), incurred by, or on behalf of, or to be paid by, the Company or any of its Subsidiaries in connection with the sale process for the Company or otherwise relating to the negotiation, preparation or execution of this Agreement or any document or agreement contemplated hereby or the performance or consummation of the transactions contemplated hereby, in each case, to the extent unpaid and incurred by, or on behalf of, or payable by the Company or its Subsidiaries, as of the Closing, including: (a) fees and expenses of counsel, advisors, consultants, investment bankers (including Houlihan Lokey and Evercore), accountants and auditors and experts engaged by, or on behalf of, the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement; (b) all transaction-related bonuses, severance payments and other similar payments payable to any Business Employee solely as a result of the consummation of the transactions contemplated hereby (but excluding any post-Closing liabilities or obligations arising as a result of the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions contained in any Employee Benefit Plan) and without duplicating any such items that are included in Current Liabilities or Indebtedness; (c) all amounts required to be paid to Veritas Capital Fund Management, L.L.C. pursuant to the Advisory Agreement as a result of the transactions contemplated by this Agreement; and (d) the costs and expenses included as Company Transaction Expenses pursuant to Section 6.15 of the Company Disclosure Letter; provided, however, that in no event shall “Company Transaction Expenses” include any Purchaser Fees and Expenses.

“Confidential Information Presentation” means the confidential information presentation, dated as of September, 2017, prepared with respect to “Project Agility” by the Company, Houlihan Lokey and Evercore.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 29, 2017, by and between Purchaser and Anaren Holding Corp.

“Contract” means any binding agreement, arrangement or contract, but excluding all Employee Benefit Plans.

“Credit Agreements” means, collectively, (a) the First Lien Credit Agreement, dated as of February 18, 2014, among the Company, Anaren, Inc., a New York corporation, as the Borrower, the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent; and (b) the Second Lien Credit Agreement, dated as of February 18, 2014, among the Company, Anaren, Inc., a New York corporation, as the Borrower, the lenders party thereto and Credit Suisse AG, as Administrative Agent and Collateral Agent.

“Current Assets” means, with respect to the Company and its Subsidiaries as of the Reference Time, only those line items of assets which are classified as “Current Assets” as set forth in the Illustrative Calculation of Net Working Capital determined in accordance with the Adjustment Principles. For the purposes of this Agreement, (a) “Current Assets” shall include all current Tax assets allocable in accordance with Section 6.9(c) to the Taxable period that ends on the Closing Date (or is deemed to end on the Closing Date pursuant to, and in accordance with, Section 6.9(c)); and (b) “Current Assets” shall expressly exclude (i) Cash, and (ii) deferred Tax assets.

“Current Liabilities” means, with respect to the Company and its Subsidiaries as of the Reference Time, only those line items of liabilities which are classified as “Current Liabilities” as set forth in the Illustrative Calculation of Net Working Capital determined in accordance with the Adjustment Principles, including accounts payable, current Tax liabilities allocable in accordance with Section 6.9(c) to the Taxable period that ends on the Closing Date (or is deemed to end on the Closing Date pursuant to, and in accordance with, Section 6.9(c)), accrued expenses and other current liabilities. For the purposes of this Agreement and for the avoidance of doubt, “Current Liabilities” shall expressly exclude: (a) Indebtedness; (b) Company Transaction Expenses; (c) all liabilities related to the Pension Plan; (d) all deferred Tax liabilities; (e) all current Tax liabilities not allocable in accordance with Section 6.9(c) to the Taxable period that ends on the Closing Date (or is deemed to end on the Closing Date pursuant to Section 6.9(c)) (or any earlier Taxable period); and (f) all amounts, fees or expenses: (i) relating to the engineer retention program described in Section 6.14 (including the funding of such program); (ii) relating to Purchaser’s or any of its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby (e.g., Purchaser’s and its Affiliates’ financing for the transactions contemplated hereby and any fees and expenses related to Purchaser’s financing for the transactions contemplated by this Agreement, including any fees payable to any financing institution or the Company’s accountants on behalf of Purchaser or its Affiliates); (iii) incurred by, at the direction of or on behalf of Purchaser in connection with this Agreement or the transactions contemplated hereby; or (iv) specified in this Agreement to be incurred at the cost or expense of Purchaser or any of its Affiliates, including by reimbursement obligation (collectively clauses (f)(i), (ii), (iii) and (iv), the “Purchaser Fees and Expenses”).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“DSS” means the Defense Security Service, a branch of the United States Department of Defense.

“DSS Approval” means, if required by DSS, the entry into a written commitment letter with DSS to mitigate the foreign ownership, control or influence over the Company arising as a result of the transactions contemplated by this Agreement.

“Environmental Law” means any Law relating to the pollution or protection of the environment or natural resources or the protection of human health and safety from the presence of Hazardous Materials, including those protecting the quality of the ambient air, soil, surface water or groundwater, and those relating to the use, handling, transportation, treatment, storage, recycling, disposal, Release or remediation of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with, the Company, in each case, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A., a national banking institution incorporated under the laws of the United States of America.

“Escrow Agreement” means the Escrow Agreement by and among the Seller, Purchaser and the Escrow Agent in substantially the form attached hereto as Exhibit A.

“Evercore” means Evercore Group L.L.C., a financial advisor to Holdings LLC and the Company in connection with the transactions contemplated hereby.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Export Laws” means any and all applicable Laws relating to the export of items, including goods, services, technology, and technical data, from the United States or from U.S. persons to foreign nationals, including the Arms Export Control Act and its implementing regulations, the International Traffic in Arms Regulations (“ITAR”) (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the laws and regulations implemented by the U.S. Department of the Treasury, Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.) and the U.S. Department of State Office of Economic Sanctions Policy and Implementation, as well as to all relevant anti-boycott laws, regulations and guidelines, including Code § 999 and the regulations and guidelines issued pursuant thereto and the Export Administration Regulations, as amended from time to time, including all reporting requirements.

“Export License” means any Permit required to have been obtained by the Company in connection with the operation of the businesses of the Company and its Subsidiaries under any Export Law.

“FOCI” means Foreign Ownership, Control or Influence, as defined in the NISPOM.

“FOCI Action Plan” means a method to mitigate or negate FOCI over the Company arising as a result of the transactions contemplated by this Agreement, as set forth in Section 2 303 of the NISPOM.

“Fundamental Representations” means: (a) with respect to the Company, the representations and warranties of the Company contained in Section 3.1(a) (Organization and Qualification) (in respect of the Company only), Section 3.2(a) (Capitalization), the first and fourth sentences of Section 3.2(b) (Capitalization), Section 3.3 (Authorization; Enforceability) and Section 3.20 (Brokers); (b) with respect to the Seller, the representations and warranties of the Seller contained in Section 4.1(a) (Organization and Qualification), Section 4.2 (Authorization; Enforceability), Section 4.5 (Ownership of Company Stock) and Section 4.6 (Brokers); and (c) with respect to Purchaser, the representations and warranties of Purchaser contained in Section 5.1(a) (Organization and Qualification), Section 5.2 (Authorization; Enforceability), Section 5.7 (Brokers) and the first sentence of Section 5.8 (Investment Matters).

“GAAP” means United States generally accepted accounting principles as in effect on the date of the Company Balance Sheet or, specifically with respect to the Financial Statements, the date thereof.

“Government Contract” means any Contract to which the Company or any of its Subsidiaries is or has been a party within the last three (3) years that is (a) a prime contract with any Governmental Authority or (b) a subcontract with a government prime contractor or higher-tier subcontractor under a prime contract with any Governmental Authority.

“Governmental Authority” means any federal, state, local or non-U.S. governmental or regulatory authority, agency, department, commission or administration or any court, tribunal or judicial or arbitral body or department in any jurisdiction.

“Hazardous Materials” means any substance regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum or petroleum products, or words of similar meaning or effect under any Environmental Law.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc., a financial advisor to Holdings LLC and the Company in connection with the transactions contemplated hereby.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Illustrative Calculation of Net Working Capital” means the illustrative calculation of Net Working Capital attached hereto as Exhibit B.

“Indebtedness” means, with respect to the Company and its Subsidiaries on a consolidated basis, without duplication: (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, notes, debentures or other similar instruments or, in each case and only to the extent drawn by the counterparty thereto, letters of credit or performance bonds; (c) obligations under derivative financial instruments, including interest rate swaps; (d) any amount due under the Credit Agreements, including any accrued and unpaid interest thereon and any premiums, fees and expenses related to the repayment thereof; (e) obligations for any deferred purchase price of property, stocks or assets with respect to which the Company or any of its Subsidiaries is liable (but excluding trade payables, accrued expenses and accruals incurred in the ordinary course of business and earn-outs not yet earned); (f) that portion of any obligations under any capitalized lease that is classified, in conformity with GAAP, as a liability on the balance sheet of the Company and its Subsidiaries; (g) accrued and unpaid interest, if any, on all make-whole amounts, prepayment penalties, breakage fees and other exit fees paid or payable in the event that any of the foregoing is to be repaid or otherwise discharged; and (h) all guarantees of the obligations of other Persons described in the immediately preceding clauses (a) through (g). For purposes of this Agreement, “Indebtedness” shall expressly exclude: (i) all Current Liabilities; (ii) the Company Transaction Expenses; (iii) all Tax liabilities; and (iv) all Purchaser Fees and Expenses.

“Initial Discussion Materials” means the information summary prepared in respect of “Project Agility” by Houlihan Lokey and Evercore.

“Intellectual Property” means collectively, all common law and statutory intellectual property rights, including all U.S. and non-U.S. intellectual property rights in, arising out of, or associated with: (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (b) trademarks, service marks, domain names, logos, slogans, trade dress, design rights and other similar designations of source or origin; (c) copyrights and mask works; (d) trade secrets; (e) all applications and registrations for any of the foregoing; (f) industrial designs; (g) databases and data collections; (h) all moral rights; and (i) any similar or equivalent rights to any of the foregoing (as applicable).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of Purchaser” (or any formulation herein expressly referencing “knowledge” of Purchaser) means the actual knowledge of the individuals set forth in Exhibit C attached hereto, after due inquiry of such Person’s direct reports having primary managerial and supervisory responsibilities over the applicable subject matter and reasonable investigation of the applicable matter or issue at hand.

“Knowledge of the Company” (or any formulation herein expressly referencing “knowledge” of the Company) means the actual knowledge of those Persons employed by the Company set forth in Exhibit D attached hereto, after due inquiry of such Person’s direct reports having primary managerial and supervisory responsibilities over the applicable subject matter and reasonable investigation of the applicable matter or issue at hand.

“Knowledge of the Seller” (or any formulation herein expressly referencing “knowledge” of the Seller) means the actual knowledge of those Persons employed by the Seller set forth in Exhibit E attached hereto, after due inquiry of such Person’s direct reports having primary managerial and supervisory responsibilities over the applicable subject matter and reasonable investigation of the applicable matter or issue at hand.

“Labor Organization” means any labor union, labor organization, workers’ association or works council.

“Law” means any law (including common law), ordinance, writ, statute, treaty, rule, code, regulation or directive.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, hypothecation, claim, encroachment, easement, real property title defect, adverse claim, option, security interest or encumbrance of any kind with respect to such asset. For the avoidance of doubt, the license or other grant of rights with respect to Intellectual Property, in and of itself, shall not be deemed to be a Lien.

“Multiemployer Plan” means each “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Net Working Capital” means the amount equal to: (a) Current Assets; minus (b) Current Liabilities.

“Net Working Capital Excess” means the amount (if any) by which the Net Working Capital exceeds the Target Net Working Capital by more than Two Million Dollars ($2,000,000).

“Net Working Capital Shortfall” means the amount (if any) by which the Net Working Capital is less than the Target Net Working Capital by more than Two Million Dollars ($2,000,000).

“NISPOM” means the National Industrial Security Program Operating Manual, DOD 5220.22-M.

“Order” means any order (including any temporary restraining order), decision, judgment, writ, injunction (including any preliminary or permanent injunction), directive, stipulation, decree, award or other determination of or by any Governmental Authority.

“Pay-off Letters” means pay-off letters in customary form for the repayment in full of all Closing Date Funded Indebtedness.

“Pension Plan” means the Anaren Microwave, Inc. Pension Plan.

“Permitted Lien” means all: (a) Liens for Taxes or other governmental charges not yet due or payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workers’, repairers’, landlords’ and similar statutory Liens incurred in the ordinary course of business; (c) easements, rights of way, zoning ordinances or other, similar encumbrances, including those identified on title policies or preliminary title reports, affecting Company Real Property; (d) Liens, encroachments or other title defects which are not, individually or in the aggregate, material in amount or effect to the properties of the Company and its Subsidiaries, taken as a whole, (e) matters that would be disclosed by an accurate survey or inspection of the real property, (f) Liens that shall be released prior to or as of the Closing; (g) Liens created by or through Purchaser or any of its Affiliates; (h) Liens with respect to any obligations as lessee under capitalized leases; (i) rights, interests, Liens or titles of, or through, a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed; (j) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; and (k) Liens set forth in Section 1.1 of the Company Disclosure Letter.

“Person” means any individual, corporation, partnership, limited liability company, unlimited liability company, limited liability partnership, joint venture, syndicate, person, trust, association, organization or any other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“PP Adjustment Escrow Account” means the escrow account established, designated and maintained by the Escrow Agent pursuant to the terms of the Escrow Agreement and that is hereby agreed to be established by the parties at the Closing for the purposes described in Section 2.7(f).

“PP Adjustment Escrow Amount” means $5,000,000.

“PP Adjustment Escrow Fund” means the amount contained in the PP Adjustment Escrow Account for the purposes of Section 2.7(f), as applicable, after giving effect to the deposit in the PP Adjustment Escrow Account of the PP Adjustment Escrow Amount pursuant to the terms hereof and the Escrow Agreement.

“PRC” means the People’s Republic of China, which for the purposes of this Agreement, excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Purchase Price” means the Estimated Purchase Price (as defined below), as it may be adjusted pursuant to Section 2.7.

“Purchaser Disclosure Letter” means the written disclosure letter delivered by Purchaser to the Seller in connection with the execution and delivery of this Agreement.

“Purchaser Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay (beyond the End Date) the consummation by Purchaser of the transactions contemplated hereby.

“Reference Time” means 12:01 A.M., New York City time, as of the Closing Date.

“Related Party” means, with respect to a Person, such Person and any of its former, current and future Affiliates, and each of their respective former, current and future direct or indirect directors, officers, “principals,” general or limited partners, employees, stockholders, other equityholders, members, managers, agents, successors, assignees, Affiliates, controlling Persons or Representatives.

“Release” means any spill, emission, discharge, leaking, pumping, injection, dumping, disposal, discharge or leaching into the environment.

“Representative” means, with respect to any Person, its officers, directors, employees, Affiliates, financial advisors, attorneys, accountants, actuaries, consultants and other agents, advisors and representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Approval” means, collectively, the CFIUS Approval and the DSS Approval.

“Seller Disclosure Letter” means the written disclosure letter delivered by the Seller to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Seller to perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay (beyond the End Date) the consummation by the Seller of the transactions contemplated hereby.

“Specified Date” means the earlier to occur of (a) March 15, 2018 and (b) the Trigger Date.

“Subsidiary” means, with respect to any specified Person, any: (a) corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person; and (b) partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity economic interest thereof or has the power to elect or direct the election of more than fifty percent (50%) of the members of the governing body of such partnership, joint venture, association or other entity.

“Target Net Working Capital” means $74,000,000.

“Tax Return” means any return, declaration, report, claim for refund or information return, certificate, bill, statement or other written information required to be filed with any Taxing Authority relating to Taxes, including any supplement, schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all federal, state, local, non-U.S. or other taxes of any kind (together with all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Taxing Authority, including taxes, fees or assessments with respect to income, franchises, premiums or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation or unemployment compensation, and taxes or other similar charges of any kind in the nature of excise, withholding, ad valorem or value added.

“Taxing Authority” means the IRS and any other U.S. or non-U.S. Governmental Authority responsible for the collection of any Taxes.

“Transaction Documents” means this Agreement and the Escrow Agreement.

“Transfer Taxes” means all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, goods and services, stock, conveyance, gross receipts, registration, business and occupation, securities transactions, real estate, real estate transfer, transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trigger Date” means (a) February 28, 2018 in the event that the unaudited consolidated balance sheet and related statements of income and cash flows of the Company and its Subsidiaries as of and for the fiscal quarter ended December 31, 2017 are delivered to Purchaser, as contemplated by Section 6.11(b), on or prior to January 31, 2018 and (b) if such financial statements are delivered later than January 31, 2018, the date occurring a number of calendar days after February 28, 2018 equal to the number of calendar days that pass from January 31, 2018 until the date of delivery of such financial statements.

“U.S.” or “United States” means the United States of America.

“VDR” means the virtual data site entitled “Agility” maintained by Merrill DataSite.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1    Purchase and Sale.

(a)    Each of the Seller and Purchaser hereby agrees that, upon the terms and subject to the satisfaction or waiver, to the extent not prohibited by applicable Law, of the conditions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from the Seller, all of the Seller’s right and title to, and interest in, the Shares, free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities Laws.

(b)    In consideration for the sale, conveyance, assignment, transfer and delivery of the Shares by the Seller to Purchaser, upon the terms and subject to the conditions set forth in this Agreement, Purchaser shall pay to the Seller an aggregate amount in cash equal to the Purchase Price.

Section 2.2    Purchase Price.

(a)    Subject to the adjustments set forth in Section 2.7 and in full consideration for the purchase of the Shares from the Seller and in consideration of the other transactions contemplated hereunder, Purchaser shall, at the Closing, pay, or cause to be paid to, the Seller an aggregate amount in cash equal to:

(i)    $775,000,000; plus

(ii)    the Estimated Net Working Capital Excess, if any; minus

(iii)    the Estimated Net Working Capital Shortfall, if any; plus

(iv)    the Estimated Cash (as defined below); minus

(v)    the Estimated Closing Date Indebtedness; minus

(vi)    the Estimated Company Transaction Expenses (as defined below); and minus

(vii)    the PP Adjustment Escrow Amount (the resulting amount calculated pursuant to the foregoing clause (i) through this clause (vii), the “Estimated Purchase Price”).

(b)    At the Closing, Purchaser, on behalf of the Company, shall: (i) cause the Closing Date Indebtedness specified in Section 2.2(b) of the Company Disclosure Letter (“Closing Date Funded Indebtedness”) to be repaid in full to the party or parties entitled thereto pursuant to the Pay-off Letters delivered pursuant to Section 2.5(b); (ii) pay the Estimated Company Transaction Expenses to the Persons entitled thereto pursuant to the instructions designated by such Persons prior to the Closing; and (iii) pay the PP Adjustment Escrow Amount into the PP Adjustment Escrow Account, in each case, as further specified in Section 2.6.

Section 2.3    Closing.

The closing of the purchase and sale of the Shares (the “Closing”) shall take place: (a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) at 10:00 A.M., New York City time, on the day that is at least three (3) Business Days following the date on which the last of the conditions required to be satisfied or waived (to the extent waiver is not prohibited by applicable Law) pursuant to Section 7.1, Section 7.2 and Section 7.3 is either satisfied or waived (to the extent waiver is not prohibited by applicable Law) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver (to the extent waiver is not prohibited by applicable Law) thereof) (such satisfaction or waiver of such conditions, the “Condition Satisfaction or Waiver Achievement”); provided that, unless the parties otherwise mutually agree, neither party shall be required to consummate the Closing prior to the Specified Date and thereafter (i) if on or prior to the third (3rd) Business Day preceding the Specified Date, the Condition Satisfaction or Waiver Achievement has occurred and remains satisfied, then the Closing shall take place on the Specified Date (or if such date is a non-Business Day, the next succeeding Business Day) or (ii) if the Condition Satisfaction or Waiver Achievement has not occurred on or prior to the third (3rd) Business Day preceding the Specified

Date, the Closing shall take place on the third (3rd) Business Day following the occurrence of the Condition Satisfaction or Waiver Achievement; or (b) at such other place, time or date as Purchaser and the Seller may agree upon in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 2.4    Deliveries by the Seller Prior to the Closing Date.

No later than three (3) Business Days prior to the Closing Date, the Seller shall prepare, or cause to be prepared, and deliver to Purchaser:

(a)    (i) a statement (the “Pre-Closing Statement”) in the form attached hereto as Exhibit F, that sets forth: (A) the Seller’s good faith estimate of the amount of each of: (1) Net Working Capital as of the Reference Time (the “Estimated Net Working Capital”); (2) Net Working Capital Excess as of the Reference Time (the “Estimated Net Working Capital Excess”) or Net Working Capital Shortfall as of the Reference Time (the “Estimated Net Working Capital Shortfall”), as applicable; (3) Cash as of the Reference Time (the “Estimated Cash”); (4) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”); and (5) the unpaid portion of Company Transaction Expenses (the “Estimated Company Transaction Expenses”); (B) the PP Adjustment Escrow Amount; and (C) the resulting calculation of the Estimated Purchase Price, in each case prepared in good faith in accordance with the terms of this Agreement, including the Adjustment Principles, the Illustrative Calculation of Net Working Capital, and the books and records of the Company and its Subsidiaries; (ii) reasonable supporting information used by the Seller in the preparation of the estimates of each component of the Estimated Purchase Price (other than to the extent relating to Company Transaction Expenses which are covered by the following clause (iii)); and (iii) invoices or similar supporting documentation with respect to the Company Transaction Expenses set forth in the Pre-Closing Statement; and

(b)    a schedule (the “Purchase Price Disbursement Schedule”), based on such estimates delivered pursuant to Section 2.4(a) above, that sets forth: (i) the amount to be paid to the Seller pursuant to Section 2.2(b) and the applicable account of the Seller to which the funds should be wired on the Closing Date; (ii) instructions that designate the account or accounts to which the PP Adjustment Escrow Amount shall be deposited by wire transfer by Purchaser on the Closing Date; (iii) the Person(s) to which the Closing Date Funded Indebtedness is required to be paid, the applicable amounts required to be paid to such Person(s) and the applicable accounts to which the funds should be wired by Purchaser on the Closing Date as set forth in the Pay-off Letters; and (iv) the Person(s) to which the Estimated Company Transaction Expenses are due, the applicable amounts due to such Person(s) and the applicable accounts to which the funds should be wired by Purchaser on the Closing Date.

Section 2.5    Deliveries by the Company and the Seller at the Closing.

Prior to or at the Closing, the Seller or the Company, as applicable, shall deliver, or cause to be delivered, to Purchaser:

(a)    stock certificates representing all of the Shares, duly endorsed in blank or with stock powers of the Seller duly executed in proper form sufficient to transfer such Shares to Purchaser;

(b)    the Pay-off Letters and evidence of Lien releases, which are to be effective upon the payment and discharge of the Closing Date Funded Indebtedness pursuant to Section 6.10;

(c)    written resignations, effective as of the Closing, of each director and officer of the Company and any of its Subsidiaries who is not also an employee of the Company or any of its Subsidiaries;

(d)    the certificate set forth in Section 7.2(f) signed on behalf of the Seller by an authorized officer (or functional equivalent) of the Seller;

(e)    the certificate set forth in Section 7.2(f) signed on behalf of the Company by an executive officer of the Company;

(f)    a certificate from the Company pursuant to Treasury Regulations Section 1.1445-2(c)(3), substantially in the form of Exhibit G attached hereto; and

(g)    a copy of the Escrow Agreement, duly executed by the Seller and the Escrow Agent.

Section 2.6    Purchaser’s Deliveries at Closing.

Prior to or at the Closing, Purchaser shall deliver:

(a)    to the specified account(s) of the Person(s), and in the amounts, in each case, specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b)(iii), cash, by wire transfer of immediately available funds, in the amount necessary to satisfy in full, pursuant to Section 6.10, the Closing Date Indebtedness set forth in the Pay-off Letters delivered pursuant to Section 2.5(b);

(b)    to the specified account(s) of the Person(s), and in the amounts, in each case, specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b)(iv), cash, by wire transfer of immediately available funds, in the amount necessary to pay all outstanding Estimated Company Transaction Expenses;

(c)    to the specified account of the Escrow Agent specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b)(ii), cash, by wire transfer of immediately available funds, in an amount equal to the PP Adjustment Escrow Amount;

(d)    to the specified account of the Seller and in the amount specified in the Purchase Price Disbursement Schedule pursuant to Section 2.4(b)(i), cash, by wire transfer of immediately available funds, in an aggregate amount equal to the Estimated Purchase Price;

(e)    to the Seller, the certificate set forth in Section 7.3(c), signed on behalf of Purchaser by an executive officer of Purchaser; and

(f)    to the Seller, a copy of the Escrow Agreement, duly executed by Purchaser.

Section 2.7    Post-Closing Adjustment.

The Estimated Purchase Price shall be adjusted following the Closing as provided in this Section 2.7:

(a)    As promptly as practicable, but in any event within forty-five (45) calendar days after the Closing Date, Purchaser shall prepare and deliver to the Seller: (i) in accordance with the Adjustment Principles, a consolidated balance sheet of the Company and its Subsidiaries as of the Closing Date (the “Closing Date Balance Sheet”); and (ii) a statement that sets forth: (A) Purchaser’s good faith calculation of the amount of each of: (1) Net Working Capital as of the Reference Time; (2) Net Working Capital Excess as of the Reference Time or Net Working Capital Shortfall as of the Reference Time, as applicable; (3) Cash as of the Reference Time; (4) the Closing Date Indebtedness as of the Closing; and (5) Company Transaction Expenses; (B) the PP Adjustment Escrow Amount; and (C) the resulting calculation of the Purchase Price (collectively, the items in the foregoing clause (i) and clause (ii), the “Post-Closing Statement”), in each case including reasonable supporting documentation used by Purchaser in the preparation of the Post-Closing Statement, including the Closing Date Balance Sheet, and each component of the Purchase Price. The Post-Closing Statement, and the components thereof, shall be in the form attached hereto as Exhibit F and shall be prepared in good faith in accordance with the terms of this Agreement, including the Adjustment Principles and the Illustrative Calculation of Net Working Capital, and the books and records of the Company and its Subsidiaries.

(b)    Following receipt of the Closing Date Balance Sheet and the Post-Closing Statement, the Seller shall have forty-five (45) calendar days (the “Review Period”) to review such Closing Date Balance Sheet and the Post-Closing Statement (including the determination of the Purchase Price). In connection with the review of the Closing Date Balance Sheet and the Post-Closing Statement, Purchaser shall give, and shall cause the Company and its Affiliates and Representatives to give, to the Seller and its Representatives reasonable and prompt access to the books, records and other materials of the Company and the personnel of, and work papers prepared by or for, Purchaser or the Company or their respective accountants and Representatives, including to such historical financial information of the Company (to the extent in Purchaser’s or its Representatives’ or Affiliates’ possession), in each case that reasonably relate to the Closing Date Balance Sheet and the Post-Closing Statement, as the Seller or its Representatives may reasonably request, in order to permit the timely and complete review of the Closing Date Balance Sheet and the Post-Closing Statement by the Seller in accordance with this Section 2.7(b); provided that such access shall be in a manner that does not interfere with the normal business operations of Purchaser or the Company. If the Seller has accepted such Closing Date Balance Sheet and Post-Closing Statement in writing or has not given written notice to Purchaser setting forth any objection of the Seller to such Closing Date Balance Sheet and/or Post-Closing Statement (a “Statement of Objections”) prior to the expiration of the

Review Period, then the Post-Closing Statement (including the determination of the Purchase Price) shall be final and binding upon the parties. In the event that the Seller delivers a Statement of Objections during the Review Period, each of Purchaser and the Seller shall use its reasonable efforts to resolve such objections within forty-five (45) calendar days following the receipt by Purchaser of such Statement of Objections (any unresolved objection following such forty-five (45)-calendar day period, a “Dispute”). After such forty-five (45)-calendar day period, any item or matter that is not a Dispute shall become final and binding, unless the resolution of any item or matter objected to in the Statement of Objections affects any such aspect, or presupposes the inaccuracy of any such aspect, in which case such aspect shall, notwithstanding the failure to dispute such aspect in the Statement of Objections, be considered disputed in the Statement of Objections. If Purchaser and the Seller are unable to resolve all objections during such forty-five (45)-calendar day period, then any remaining Disputes, and only such remaining Disputes, shall be resolved by Deloitte LLP (“Deloitte”) or, if Deloitte is not available for such engagement or at the time of such proposed engagement is no longer independent, such other nationally recognized independent certified public accounting firm reasonably agreed to by Purchaser and the Seller (Deloitte or, if such Person is unable or unwilling to serve in such capacity (or the parties otherwise mutually determine), such other accounting firm agreed to by Purchaser or the Seller, the “Settlement Accountant”). If Purchaser and the Seller cannot agree on an accounting firm within forty (40) calendar days of determining that a Settlement Accountant other than Deloitte must be appointed as contemplated by the preceding sentence, then the Seller and/or Purchaser may submit a request to the American Arbitration Association requesting appointment of a nationally recognized independent certified public accounting firm to serve as the Settlement Accountant. The Settlement Accountant shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement, including the Adjustment Principles and the Illustrative Calculation of Net Working Capital, and the books and records of the Company, within sixty (60) calendar days after its appointment. The resolution of such Disputes by the Settlement Accountant shall: (i) be set forth in writing; (ii) be within the range of values established for such amount as determined by reference to the value assigned to such amount by the Seller in the Statement of Objections and by Purchaser in the Closing Date Balance Sheet or the Post-Closing Statement (to the extent such item was included therein, and in the event such item was not included therein, such amount assigned to such item shall be deemed to be zero); (iii) constitute an arbitral award; and (iv) be conclusive and binding upon all of the parties upon which a judgment may be rendered by a court of competent jurisdiction. The Post-Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all parties. During the review by the Settlement Accountant, Purchaser and the Seller and their respective accountants shall each make available to the Settlement Accountant interviews with such individuals, and such information, books and records and work papers as may be reasonably required by the Settlement Accountant to fulfill its obligations pursuant to this Section 2.7(b); provided, however, that the accountants of each of Purchaser, the Seller and the Company shall not be obligated to make any work papers available to the Settlement Accountant except in accordance with such accountants’ normal disclosure procedures and then only after the Settlement Accountant has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. Each of Purchaser and the Seller agrees that it shall not have any right to, and shall not, institute any Action of any kind challenging such determination by the Settlement Accountant, except that the foregoing shall not preclude an Action to enforce such determination or to challenge the Settlement Accountant’s determination on the ground that such determination is inconsistent with the terms of this Agreement. The Settlement Accountant shall only decide the specific items under dispute by the parties and their decision for each disputed amount must be within the range of values assigned to each such item in the Closing Date Balance Sheet, the Post-Closing Statement and the Statement of Objections, respectively.

(c)    For the purpose of complying with the terms set forth in Section 2.7(b), Purchaser and the Company, on the one hand, and the Seller, on the other hand, shall, and shall cause their respective Representatives to, and the Company shall cause its Subsidiaries to, cooperate with and make available to each other and their respective Representatives all information, records, data and working papers reasonably related to the Closing Date Balance Sheet and the Post-Closing Statement, and shall permit access to its facilities and personnel during normal business hours, as may be reasonably requested in connection with the preparation and review of the Closing Date Balance Sheet and the Post-Closing Statement and the resolution of any disputes thereunder. If Purchaser and the Company, on the one hand, or the Seller, on the other hand, breach their respective obligations under this Section 2.7(c), the dispute periods set forth in Section 2.7(b) shall automatically be extended until such breach is cured by the breaching party.

(d)    All fees and expenses of the Settlement Accountant incurred pursuant to this Section 2.7 shall be borne by Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the final allocation made by the Settlement Accountant of the disputed items weighted in relation to the claims made by the Seller and Purchaser, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Purchaser and if the Settlement Accountant ultimately resolves the dispute by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Settlement Accountant shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to Purchaser and seventy percent (70%) (i.e., 700 divided by 1,000) to the Seller.

(e)    The Closing Date Balance Sheet and the Post-Closing Statement, as prepared and determined pursuant to Section 2.7(a) and Section 2.7(b), shall be deemed final and binding for all purposes upon the earliest of: (i) the failure of the Seller to deliver a Statement of Objections to Purchaser prior to the expiration of the Review Period; (ii) the resolution of all Disputes pursuant to Section 2.7(b) by the Seller and Purchaser; and (iii) the resolution of all Disputes pursuant to Section 2.7(b) by the Settlement Accountant. For the purposes of this Agreement, the “Final Closing Statement” means the Post-Closing Statement, as finally determined (including by modification or adjustment) pursuant to the terms and conditions of this Section 2.7 and the “Final Purchase Price” means the Purchase Price as calculated based on Net Working Capital, Cash, Closing Date Indebtedness, Company Transaction Expenses, and PP Adjustment Escrow Amount set forth in the Final Closing Statement.

(f)    If the Final Purchase Price exceeds the Estimated Purchase Price (such excess amount, the “Seller Adjustment Amount”), then Purchaser shall pay, or cause to be paid, the Seller Adjustment Amount by wire transfer of immediately available funds to the Seller in accordance with the instructions provided by the Seller. If the Estimated Purchase Price exceeds the Final Purchase Price (such excess amount (up to the amount held in the PP Adjustment Escrow Fund), the “Purchaser Adjustment Amount”), then any such excess shall be paid solely out of the PP Adjustment Escrow Account (to the extent of the PP Adjustment Escrow Fund), and the Seller and Purchaser shall deliver a joint written instruction to the Escrow Agent to pay to Purchaser the Purchaser Adjustment Amount from the PP Adjustment Escrow Account and, if the amount in the PP Adjustment Escrow Account is less than the Purchaser Adjustment Amount, then Purchaser shall be entitled to the full amount on deposit in the PP Adjustment Escrow Account. Such joint written instruction to the Escrow Agent shall include instructions to release the remaining amount (if any) of the PP Adjustment Escrow Fund as specified by the Seller. Purchaser hereby agrees that its sole source of recovery under this Section 2.7(f) shall be limited to, and shall not exceed in the aggregate, the PP Adjustment Escrow Amount. Any payment pursuant to this Section 2.7 shall be made within three (3) Business Days after the Final Closing Statement and the Final Purchase Price have been determined pursuant to Section 2.7(e). For the avoidance of doubt, payment of the: (i) Seller Adjustment Amount, if any, in accordance with the wiring instructions provided by the Seller, shall constitute full satisfaction of any obligation of Purchaser to make such payment to the Seller; and (ii) Purchaser Adjustment Amount through a release of funds in the PP Adjustment Escrow Account, in accordance with the wiring instructions provided by Purchaser, shall constitute full satisfaction of any obligation of the Seller to make such payment to Purchaser. The parties shall treat all payments made pursuant to this Section 2.7(f) as adjustments to the Purchase Price for Tax purposes to the maximum extent permitted by applicable Law.

(g)    Each of Purchaser, the Company and the Seller acknowledges and agrees that the Purchase Price adjustment provisions set forth in this Section 2.7 shall be the sole and exclusive remedy of Purchaser, the Company and the Seller (other than with respect to any recourse under any representation and warranty insurance policy obtained by Purchaser or its Affiliates) with respect to (i) determining whether or not any adjustment would be made to the Purchase Price pursuant to this Section 2.7 (whether or not any such adjustment was, in fact, made), (ii) determining the amount of any such adjustment and/or (iii) any other claims relating to any of the components of the Purchase Price.

Section 2.8    PP Adjustment Escrow Fund.

The PP Adjustment Escrow Fund shall be managed and released by the Escrow Agent in accordance with the terms of the Escrow Agreement and the terms hereof, including Section 2.7(f). In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as qualified or supplemented by the Company Disclosure Letter (as contemplated by Section 9.2), the Company represents and warrants to Purchaser on the date hereof and on the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are made as of such particular date)), as follows:

Section 3.1    Organization and Qualification.

(a)    Each of the Company and each of its Subsidiaries is an entity, duly organized or formed, as applicable, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of its jurisdiction of incorporation or formation, as applicable.

(b)    Each of the Company and each of its Subsidiaries is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not be material to the Company and its Subsidiaries, taken as a whole.

Section 3.2    Capitalization.

(a)    The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which only the Shares are issued and outstanding, and all of which are duly authorized, validly issued, fully paid and nonassessable, and none were offered or issued in violation of any applicable Law or any Company Contract. Except as set forth in Section 3.2(a) of the Company Disclosure Letter, there are no: (i) outstanding securities convertible or exchangeable into shares of capital stock of the Company; (ii) options, warrants, calls, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell any shares of its capital stock; or (iii) voting trusts, proxies, stockholders or membership interest agreements, registration rights, repurchase rights, redemption rights, rights of first refusal, preemptive rights, co-sale rights or other restrictions or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to the voting, transfer or other disposition of its shares of capital stock. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Shares, free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities Laws or Liens created by Purchaser.

(b)    The Company Subsidiaries are the only direct or indirect Subsidiaries of the Company. The authorized capital stock or other equity interests of each Company Subsidiary and the number of issued and outstanding shares of capital stock or other equity interests of each Company Subsidiary are set forth in Section 3.2(b) of the Company Disclosure Letter. All issued and outstanding shares or other equity interests of each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and none were issued in violation of any applicable Law or any Company Contract (such issued and outstanding shares or other equity interests, the “Subsidiary Interests”). The Company owns, directly or indirectly, all of the Subsidiary Interests of each Company Subsidiary, in each case, free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) (other than Liens under the Credit Agreements), except for any restriction on transfer pursuant to applicable securities Laws. Without limiting the generality of anything contained herein, the registered capital of the Company PRC Subsidiary was timely contributed in full and in compliance in all material respects with all applicable Laws of the PRC and the provisions of its articles of association. There are no authorized or outstanding options, warrants, calls, subscriptions or other rights, agreements or commitments relating to the Subsidiary Interests or with respect to which the Company Subsidiaries may be obligated to issue, transfer or sell any of their capital stock or other equity interests.

(c)    Neither the Company nor any Company Subsidiary (i) owns any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interest in) any other Person other than the Company’s ownership of the Subsidiary Interests or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

Section 3.3    Authorization; Enforceability.

The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and all other agreements and documents contemplated hereby to be executed and delivered by it, to perform its covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and such other Transaction Documents and agreements and documents contemplated hereby to be executed and delivered by the Company and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate or other similar action on the part of the Company. This Agreement has been, and all other Transaction Documents and all other agreements and documents contemplated hereby to be executed and delivered by it shall be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of the Company hereunder and thereunder, as applicable, enforceable against the Company in accordance with its terms, except as limited by: (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect; and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity) (collectively, the “General Enforceability Exceptions”).

Section 3.4    Consents and Approvals; No Violation.

(a)    Neither the execution and delivery of this Agreement by the Company, or the other Transaction Documents or other agreements and documents contemplated hereby to be executed and delivered by the Company in connection with this Agreement, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, shall: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or equivalent organizational documents) of the Company or any of its Subsidiaries (collectively, the “Company Organizational Documents”); (ii) constitute or result in the breach of any term, condition or provision of, require any consent, approval or authorization under or constitute a default under (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration with respect to or result in the loss of any benefit expressly provided for under (and pursuant to the express terms of) any Company Contract; (iii) result in the creation or imposition of a Lien upon any property or assets of the Company or any of its Subsidiaries pursuant to any Company Contract; or (iv) subject to receipt by the Seller of the requisite approvals referenced in Section 4.3(b) of the Seller Disclosure Letter and by Purchaser of the requisite approvals referred to in Section 5.3(b) of the Purchaser Disclosure Letter, violate any Law or Order applicable to the Company or the Subsidiaries or any of their respective properties or assets, except with respect to clauses (ii), (iii) and (iv) as would not individually or in the aggregate, (A) result in a liability that is material to the Company and its Subsidiaries, taken as a whole, (B) be material to the business or results of operations of the Company and its Subsidiaries, taken as a whole, or (C) result in a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the transactions contemplated hereby.

(b)    No consent, approval or authorization from or permit of, or filing with or notification to any Governmental Authority, other than the Security Approval and the Antitrust Clearance, is required to be obtained by the Company or the Seller for the consummation by the Company of the transactions contemplated by this Agreement that if not obtained would, individually or in the aggregate, result in a liability that is material to the Company and its Subsidiaries, taken as a whole, or a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or that would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the transactions contemplated hereby.

Section 3.5    Financial Statements.

(a)     Section 3.5 of the Company Disclosure Letter includes true and complete copies of the Company’s (a) consolidated audited balance sheets as of July 1, 2017 and June 30, 2016, (b) statements of comprehensive income, statements of stockholders’ equity and statements of cash flows as of and for the fiscal years ended July 1, 2017, June 30, 2016 and June 30, 2015 and (c) unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2017 and unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for the three (3)-month period ended September 30, 2017 (collectively, the “Financial Statements”). The Financial Statements (i) were prepared in accordance with GAAP consistently applied for the periods indicated (except as otherwise noted therein) and (ii) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, all in accordance with GAAP (in the case of each of sub-clause (i) and (ii), subject in the case of the Financial Statements described in clause (c) above to the absence of footnote disclosures and other presentation items and normal year-end audit adjustments).

Section 3.6    Conduct of Business.

Except for actions taken in connection with the process of selling the Company (including the preparation and implementation of the transactions contemplated hereunder), since the date of the Company Balance Sheet until the date of this Agreement:

(a)    the Company and its Subsidiaries have conducted their respective businesses and operations in the ordinary course of business, consistent with past practice, in all material respects; and

(b)    there has not been any event, development or change which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

Section 3.7    Litigation.

(a)    There are no Actions pending or, to the Knowledge of the Company, threatened by or against the Company or any of its Subsidiaries that, if determined in a manner adverse to the Company or any of its Subsidiaries, would result, or would reasonably be expected to result, in a material liability to the Company and its Subsidiaries, taken as a whole. There is no Action pending against any current or former director or manager of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has, or is reasonably likely to have, any indemnification obligation that would result, or would reasonably be expected to result, in a material liability to the Company and its Subsidiaries, taken as a whole.

(b)    There are no outstanding Orders binding on the Company or any of its Subsidiaries or any of its or their property or assets that, individually or in the aggregate, (i) are, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, (ii) have resulted, or would reasonably be expected to result, in the imposition of a criminal penalty by a Governmental Authority against the Company or any of its Subsidiaries or (iii) would prevent or materially impair or delay the performance of this Agreement or other Transaction Documents or agreements and documents contemplated hereby (to which the Company is a party) by the Company and/or the consummation of the transactions contemplated hereby or thereby. To the Knowledge of the Company, no officer of the Company or any of its Subsidiaries is subject to any Order that prohibits such officer from engaging in or continuing the business of the Company or any of its Subsidiaries.

Section 3.8    Taxes.

(a)    (i) All material Tax Returns required to be filed by the Company and its Subsidiaries have been timely filed (taking into account extensions permitted by applicable Law) and all such Tax Returns are true, correct and complete in all material respects; (ii) all material Taxes (whether or not shown on such Tax Returns) owed by the Company and its

Subsidiaries or for which the Company or its Subsidiaries are liable that are or have become due have been timely paid in full other than Taxes being contested in good faith and appropriately recorded in the Financial Statements in accordance with GAAP; and (iii) other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has agreed to or been granted any extension of time for the filing of any material Tax Return that has not been filed.

(b)    No Tax audits or administrative or judicial proceedings are being conducted, are pending or have been threatened in writing with respect to material Taxes of the Company or any of its Subsidiaries. There is not in force any waiver of any statute of limitations or extension of time for assessment or collection of material Taxes of the Company or any of its Subsidiaries, which waiver or extension has not since expired. Except for Permitted Liens, there are no material Liens for Taxes on any of the assets of the Company or any of its Subsidiaries. No claim has been made in writing by a Taxing Authority of a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns claiming that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction, other than claims that have been resolved with any such Taxing Authority. Neither the Company nor any of its Subsidiaries is a party to, or bound by, a material Tax allocation, indemnification or sharing agreement other than any agreement entered into in the ordinary course of business, including, for example, any Tax gross-up provision in a credit arrangement or similar Tax provision in any agreement entered into with third Persons, and agreements not primarily related to Taxes.

(c)    Within the past two (2) years or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement, neither the Company nor any of its Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify pursuant to Section 355 of the Code.

(d)    Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4. The Company and its Subsidiaries have disclosed on their Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Law).

(e)    (i) No private letter rulings or technical advice memoranda have been issued by any Taxing Authority to the Company or any of its Subsidiaries and (ii) no closing agreements (as described in Section 7121 of the Code) have been entered into between the Company or any of its Subsidiaries, on the one hand, and any Taxing Authority, on the other hand.

(f)    Except as disclosed on the Company’s or its Subsidiaries’ Tax Returns, (i) none of the property of the Company or any of its Subsidiaries is held in an arrangement that has been treated as a partnership for income Tax purposes, and (ii) none of the Company or any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code), or passive foreign investment company (as defined in Section 1297 of the Code).

(g)    None of the property of the Company or any of its Subsidiaries is subject to a safe harbor lease (pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is “tax exempt use property” (within the meaning of Section 168(h) of the Code) or “tax exempt bond financed property” (within the meaning of Section 168(g)(5) of the Code).

(h)    None of the Company or any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting requested prior to the Closing for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local, or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed prior to the Closing; (iii) intercompany transactions occurring prior to the Closing, or any excess loss account existing prior to the Closing, in either case described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); (iv) installment sale or open transaction disposition made prior to the Closing; (v) prepaid amount received prior to the Closing, other than in the ordinary course of business; or (vi) election under Section 108(i) of the Code made prior to the Closing. None of the Company or any of its Subsidiaries will be liable after the Closing for any amount of Taxes allocable to Taxable periods ending on or prior to the Closing Date (or deemed to end on or prior to the Closing Date pursuant to, and in accordance with, Section 6.9(c)), other than Taxes that are reflected as Current Liabilities in the determination of Net Working Capital.

(i)    None of the Company or any of its Subsidiaries has any material liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee or successor, or by contract (other than any contract entered into in the ordinary course of business, including, for example, any Tax gross-up provision in a credit arrangement or similar Tax provision in any agreement entered into with third Persons, and contracts not primarily related to Taxes). None of the Company or any of its Subsidiaries is, or has ever been, a member of an affiliated, consolidated, combined or unitary group filing for income Tax purposes, other than a group the common parent of which was the Company or any of its Subsidiaries.

(j)    None of the Company or any of its Subsidiaries is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having a “permanent establishment” or fixed place of business (within the meaning of a relevant income Tax treaty) in a country other than its country of incorporation or organization.

(k)    The aggregate net operating losses of the Company and its Subsidiaries for U.S. federal income tax purposes that will be carried forward from the Tax period ending on the Closing Date to the federal income Tax consolidated group that includes Purchaser for the Tax period that includes the Closing Date will be no less than the amount set forth in Section 3.8(k) of the Company Disclosure Letter, no portion of any such net operating loss carryforward will expire within the next ten (10) years, and no such net operating loss carryforward is subject to any limitation under Section 382 of the Code (other than by reason of the transactions contemplated by this Agreement).

(l)    All payments by, to or among the Company and any of its Subsidiaries comply in all material respects with all applicable transfer pricing requirements imposed by any Taxing Authority, and the Company has retained, in all material respects as required by applicable Law, accurate and complete copies of all transfer pricing documentation prepared pursuant to the Treasury Regulations under Code Section 482 (or any similar foreign statutory, regulatory, or administrative provision) by any of the Company and its Subsidiaries during the past five (5) years.

(m)    Each of the Company and its Subsidiaries has made available to Purchaser all material documentation relating to any applicable Tax holidays or incentives. Each of the Company and its Subsidiaries is in compliance, in all material respects, with the requirements for any applicable Tax holidays or incentives, and none of the Tax holidays or incentives will be jeopardized in any material respect by the transactions contemplated in this Agreement.

(n)    The provision for Taxes set forth on the balance sheets included in the Financial Statements has been made in accordance with GAAP. Except in connection with the transactions contemplated by this Agreement, none of the Company or its Subsidiaries has incurred any material liabilities for Taxes since the date of the latest Financial Statements outside the ordinary course of business.

(o)    The Company’s and each of its Subsidiary’s property that is subject to property Tax has been properly listed and described, in all material respects, on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to the Closing, and no portion of the Company’s or any of its Subsidiary’s material property constitutes omitted property for property Tax purposes.

(p)    None of the Company or its Subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) or 904(f)(3) of the Code.

(q)    None of the Company or any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code.

(r)    None of the Company or any of its Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(s)    Each of the Company and its Subsidiaries has, in all respects, (i) properly remitted to the appropriate state Taxing Authority all sales Taxes that were properly collected by such Person and (ii) returned all sales Taxes erroneously collected from any Person to such Person (or, if such Person cannot be located or is no longer in business, remitted such sales Taxes to the appropriate Taxing Authority).

(t)    None of the Company or any of its Subsidiaries has made an election under Section 108(i) of the Code to defer the recognition of any cancellation of indebtedness income.

(u)    The transactions contemplated under this Agreement have a reasonable business purpose as defined under the Bulletin on Certain Issues regarding Indirect Transfers of Property by Non-Resident Enterprises issued by the State Administration of Taxation of the PRC dated February 3, 2015 and effective as of the same date (“Bulletin 7”, for purposes of this Agreement, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof, in all cases as in effect on the date hereof). None of the transactions contemplated by this Agreement is or will be subject to any withholding Tax imposed by the PRC or any other Tax imposed by the PRC, including any Tax resulting from any transactions contemplated by this Agreement under applicable Law, including Bulletin 7.

Section 3.9    Employee Benefit Plans.

(a)    Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of each material Employee Benefit Plan. The Company has provided or made available to Purchaser as of the date hereof a true, correct and complete copy (in each case, if applicable) of: (i) each such Employee Benefit Plan and any amendment thereto; (ii) each summary plan description and summary of material modifications with respect to any such Employee Benefit Plan; (iii) each funding document, including each trust, insurance, annuity or other funding contract related thereto; (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; (v) the most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto; (vi) the most recent favorable determination letter received from the IRS regarding the qualification of each such Employee Benefit Plan covered by Section 401(a) of the Code or, if such Employee Benefit Plan is a master/prototype or volume submitter plan, the opinion or advisory letter which covers such Employee Benefit Plan; (vii) all discrimination tests for the most recent plan year; and (viii) all material correspondence to or from any Governmental Authority with respect to any such Employee Benefit Plan during the last three (3) years. “Employee Benefit Plan” means each plan, program, policy, agreement, or arrangement: (x) that is sponsored or maintained by the Company or any of its Subsidiaries; or (y) to which the Company or any of its Subsidiaries are a party or with respect to which the Company or any of its Subsidiaries has or may have any liability, in each case of clauses (x) or (y), that is either (A) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA); (B) an employment, profit-sharing, deferred compensation, bonus, stock option, phantom stock, stock purchase, performance unit, stock appreciation right, employee stock ownership, equity compensation, pension, retainer, consulting, collective bargaining, retirement, severance, change of control, retention, supplemental unemployment benefits, employee loan, welfare, incentive compensation, or any other type of compensatory plan, policy, program, agreement or arrangement; (C) any plan, policy, program, agreement or arrangement providing for “fringe benefits,” perquisites or “survivor benefits”; or (D) any plan, policy, program, agreement or arrangement providing for hospitalization, health, welfare, dental, disability, life insurance or other similar payments or benefits; provided, however, that in no event shall an Employee Benefit Plan include any Multiemployer Plan or any arrangement maintained by a Governmental Authority to which the Company or any of its Subsidiaries is required to contribute under applicable Law.

(b)    Each Employee Benefit Plan has been established, administered, and operated in material compliance with its terms and, as applicable, ERISA, the Code, the Patient Protection and Affordable Care Act and all other Laws.

(c)    With respect to each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code: (i) each such Employee Benefit Plan has been determined to be so qualified and has received a favorable determination or opinion letter from the IRS with respect to its qualification (or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor); (ii) the trusts maintained thereunder have been determined to be exempt from taxation pursuant to Section 501(a) of the Code; and (iii) to the Knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification or adversely affect such exemption.

(d)    None of the Seller, the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates currently has, or in the last six (6) years has, maintained, sponsored, contributed to or had any obligation to contribute to: (i) a plan subject to Title IV or Section 302 of ERISA or Section 412, Section 413 or Section 4971 of the Code; or (ii) a Multiemployer Plan. None of the Seller, the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates has incurred any withdrawal liability that has not been satisfied in full.

(e)    As to the Pension Plan: (i) Section 430 of the Code is and has been satisfied, the plan is not in “at risk” status for purposes of Section 430 of the Code, and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted, (ii) all premiums to the Pension Benefit Guaranty Corporation and all required contributions have been timely paid in full, (iii) as of the date hereof no notice of intent to terminate such plan has been filed and no amendment to treat such plan as terminated has been adopted, and there have been no proceedings instituted (by the Pension Benefit Guaranty Corporation or otherwise) to treat such plan as terminated and (iv) as of July 1, 2016, the excess of the plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the value of the plan’s assets determined in accordance with the assumptions used for funding the plan pursuant to the Pension Funding Rules did not exceed $1,000,000. For this purpose, “Pension Funding Rules” means Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

(f)    To the Knowledge of the Company, no “party in interest” or “disqualified person” with respect to the Employee Benefit Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that would cause the Company or any of its Subsidiaries to incur any material liability.

(g)    All material contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Employee Benefit Plans have been timely made or accrued.

(h)    Effective as of January 1, 2018, none of the Employee Benefit Plans promises or provides post-employment medical or other welfare benefits to any Business Employee, except: (i) as required by Section 4980B of the Code or other Law; (ii) benefits under such Employee Benefit Plans that are insured and provided in the event an employee is disabled at the time of termination of the employee’s employment with the Company or its Subsidiaries and the conversion privileges provided under such insured plans; and (iii) death benefits or retirement benefits under any “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA.

(i)    There are no pending or, to the Knowledge of the Company, threatened in writing, material Actions or disputes with respect to, or on behalf of, any Employee Benefit Plan by any employee or beneficiary covered under any such Employee Benefit Plan or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits). There are no material audits, inquiries or proceedings pending or threatened by the IRS, U.S. Department of Labor or other Governmental Authority with respect to any Employee Benefit Plan.

(j)    None of the execution and delivery of this Agreement or other Transaction Documents and all other agreements and documents contemplated hereby to which the Company is a party, or the consummation of the transactions contemplated hereby or thereby shall, either alone or in combination with another event or events: (i) entitle any Business Employee to severance pay, unemployment compensation, a change of control payment or any other payment or benefit from the Company or any of its Subsidiaries or (ii) accelerate the time of payment or vesting, or increase the amount of compensation (including funding of compensation or benefits through a trust or otherwise) due any Business Employee from the Company or any of its Subsidiaries.

(k)    None of the execution and delivery of this Agreement or other Transaction Documents or other agreements and documents contemplated hereby to which the Company is a party, or the consummation of the transactions contemplated hereby or thereby would result, individually or in the aggregate, in the payment of any “excess parachute payment” for the purposes of Section 280G or Section 4999 of the Code by the Seller, the Company or any of its Subsidiaries.

(l)    Neither the Seller, the Company nor any of its Subsidiaries has any liability or obligation to pay or reimburse any taxes, or related penalties or interest, that may be incurred pursuant to Section 4999 of the Code or Section 409A of the Code.

(m)    No Employee Benefit Plan has failed to comply with Section 409A of the Code in a manner that would result in any material tax, interest or penalty thereunder.

(n)    No material Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

(o)    Since its establishment, the Company PRC Subsidiary has paid mandatory contributions to all PRC mandatory government social insurance and housing funds on behalf of all its Business Employees in material compliance with all applicable Laws of the PRC such that there is no material default or underpayment in respect of individual income Taxes or mandatory contributions to such social insurance or housing funds for its Business Employees.

Section 3.10    Labor Matters.

(a)    Except as set forth in Section 3.10(a) of the Company Disclosure Letter, (i) to the Knowledge of the Company, no current employee of the Company or any of its Subsidiaries (x) with a total annual compensation in excess of $150,000 or (y) regardless of compensation, is employed by the Company or any of its Subsidiaries as an engineer has provided written notice to the Company of his or her intent to terminate his or her employment with the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no employee of the Company or any of its Subsidiaries is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that materially restricts the performance of such employee’s duties to the Company or any of its Subsidiaries.

(b)    Except as set forth in Section 3.10(b) of the Company Disclosure Letter, (i) no Labor Organization represents any group of employees of the Company or any of its Subsidiaries in connection with their employment with the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries is party to any collective bargaining agreement or similar labor agreement covering employees of the Company or any of its Subsidiaries, nor is any such agreement presently being negotiated. There are no (A) labor strikes, slowdowns, stoppages, leafleting, picketing, or other organized labor disturbances currently pending or, to the Knowledge of the Company, threatened, against or affecting the Company or any of its Subsidiaries, nor have there been any such labor controversies within the past three (3) years; or (B) pending or, to the Knowledge of the Company, threatened in writing, representation claims, certification applications or petitions before any Governmental Authority or any organizing efforts or challenges concerning representation with respect to the employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries have not, at any time in the last three (3) years, committed any unfair labor practice, and there are no pending or, to the Knowledge of the Company, threatened, unfair labor practice charges against the Company or any of its Subsidiaries.

(c)    Except as set forth in Section 3.10(c) of the Company Disclosure Letter, there has not been within the past two (2) years and there is no pending or, to the Knowledge of the Company, threatened, litigation or administrative complaint, charge or proceeding or audit or investigation against or directly involving the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including but not limited to any charge, complaint or proceeding filed with any court, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the U.S. Department of Labor, or any comparable federal, state or local Governmental Authority, in each case that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(d)    Neither the Company nor any of its Subsidiaries has engaged in any “plant closing” or “mass layoff” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (“WARN”), or any similar non-U.S., state or local law) within the past three (3) years.

(e)    Except as set forth in Section 3.10(e) of the Company Disclosure Letter, the Company and its Subsidiaries are and have been within the past three (3) years in compliance in all material respects with all Laws concerning the proper classification and payment of their respective employees and retention of independent contractors and with all other Laws relating to labor and employment and employment practices, including, without limitation, equal employment opportunity, nondiscrimination, affirmative action and federal contract compliance, immigration, wages, hours, overtime, civil rights, wage payment and recordkeeping, expense reimbursement, working conditions (including but not limited to meal breaks), benefits, labor relations, collective bargaining, the collection and payment of Social Security and similar taxes, unemployment compensation, mass layoffs, workers compensation and occupational safety and health. For the past three (3) years, the Company and its Subsidiaries’ written contracts with independent contractors have complied in all material respects with all applicable requirements of all Laws and rules and regulations of any Governmental Authority. In the past three (3) years, the Company and its Subsidiaries have not received any written notice of any violation for failure to pay any taxes, fines, penalties, or other amounts, however designated, or for failure to comply with any of the foregoing Laws.

(f)    Except as set forth in Section 3.10(f) of the Company Disclosure Letter, since its establishment, the Company PRC Subsidiary has, complied in all material respects with applicable PRC Laws relating to its Business Employees and the terms and conditions of their compensation and employment, including without limitation applicable Laws of the PRC relating to wages and hours, vacation and holidays, full severance payment obligations, engagement of secondees and labor dispatch, entry into written employment agreements with employees, hiring foreign employees, full and prompt payment of social insurance premiums and housing fund contributions, classification and treatment of employees and independent contractors, collective bargaining, trade unions, equal employment, immigration, layoffs, workplace safety, and the collection and payment of Taxes and other withholdings, and there are no related claims by any current or former Business Employee pending or, to the Company’s Knowledge, threatened against the Company PRC Subsidiary.

(g)    Except as set forth in Section 3.10(g) of the Company Disclosure Letter, for the past four (4) years, (i) there have been no material complaints, lawsuits, arbitrations, material administrative proceedings or other material proceedings pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, brought by or on behalf of any applicant for employment, current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental

Authority, relating to any labor or employment Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; (ii) the Company and its Subsidiaries have not been found by any Governmental Authority to be in material violation of any Laws relating to employees or other labor-related matters; (iii) neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or material citation by, any Governmental Authority relating to current employees or former employees, officers or directors, or employment practices; and (iv) neither the Company nor any of its Subsidiaries have been subject to any audit or investigation by the National Labor Relations Board, the Equal Employment Opportunity Commission, the Office of Federal Contract Compliance Programs, the Occupational Safety and Health Administration, the U.S. Department of Labor, or any comparable Governmental Authority, other than any routine or otherwise immaterial audits or investigations, or subject to fines, penalties, or assessments associated with such audits or investigations.

Section 3.11    Property and Assets.

(a)    The Company or its Subsidiaries have good and valid fee title to (or, in the case of non-U.S. real property, the applicable foreign equivalent of good and valid fee title) or, with respect to leased real property, a valid leasehold interest in, all of the Company Real Property (as defined in Section 3.11(b)) and all tangible personal property and other assets reflected in the Company Balance Sheet (except for properties and assets sold or disposed of since the date of the Company Balance Sheet in the ordinary course of business, consistent with past practice). All Company Real Property and all such properties and assets are free and clear of all Liens, except for Permitted Liens.

(b)    Section 3.11(b) of the Company Disclosure Letter sets forth a list of all real property or interests in real property owned, leased or subleased by the Company or any of its Subsidiaries, as of the date hereof that are material to the businesses of the Company and its Subsidiaries, taken as a whole (the “Company Real Property”), and the location of such premises. As of the date hereof, the Company has made available to Purchaser true and complete copies of each Company Real Property Lease.

(c)    Each Company Real Property Lease is a valid and binding obligation of the Company or one of its Subsidiaries party thereto and, to the Knowledge of the Company, the other party thereto, enforceable in accordance with its terms, except as may be limited by the General Enforceability Exceptions. With respect to each Company Real Property Lease for real property leased in the PRC, such Company Real Property Lease and all amendments thereto have been duly registered with the applicable PRC Governmental Authorities. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any other party under any Company Real Property Lease is in default under any Company Real Property Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a material default under any Company Real Property Lease.

(d)    To the Knowledge of the Company, the Company or any of its Subsidiaries, as applicable, has obtained all certificates of occupancy, all environmental, fire safety, construction, labor and occupational health and safety permits and approvals, and all other permits or approvals required from any Governmental Authority with respect to the construction (where applicable), use and occupancy of the Company Real Property, except where a failure to obtain any such certificate or other permit or approval would not materially adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

(e)    To the Knowledge of the Company, the Company Real Property and all plants, buildings and improvements located thereon are, in all material respects, in good operating condition and in a state of reasonable maintenance and repair (ordinary wear and tear excepted) for the uses to which they are currently put, and are adequate for the conduct of the business of the Company or the applicable Company Subsidiary, as presently conducted, and conform in all material respects to all applicable building codes and zoning ordinances or other Laws, and the Company has not received any written notice of any: (i) material violations of building codes and/or zoning ordinances or other Laws affecting the Company Real Property; (ii) existing, pending or threatened in writing condemnation proceedings affecting the Company Real Property; or (iii) existing, pending or threatened in writing zoning, building code or other moratorium proceedings, or similar matters which would materially adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries.

(f)    To the Knowledge of the Company, the Company has not violated any covenant, condition, restriction, easement, agreement or order affecting any portion of the Company Real Property, except where any such violation, individually or in the aggregate, would not materially adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

Section 3.12    Environmental Matters.

Except as set forth in Section 3.12 of the Company Disclosure Letter:

(a)    the Company and its Subsidiaries are, and except for matters which have been fully resolved, have been for the past five (5) years, in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by the Company and its Subsidiaries of all permits or governmental authorizations required under applicable Environmental Laws), and compliance in all material respects with the terms and conditions thereof;

(b)    there are no material Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries arising out of, based on, resulting from or relating to: (i) the Release of, or exposure to, any Hazardous Materials; or (ii) any circumstances that form the basis of any material violation of or material liability under any Environmental Law;

(c)    there have been no Releases of Hazardous Materials at, under, to or from any Company Real Property, or, to the Knowledge of the Company (for this purpose without requirement of due inquiry or investigation), any property formerly owned, leased or operated by the Company or any of its Subsidiaries, for so long as the Company or any of its Subsidiaries has owned any such property, except for such Releases that would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries;

(d)    neither the Company nor any Subsidiary or predecessor entity is subject to any pending or, the Knowledge of the Company (for this purpose without requirement of due inquiry or investigation), threatened claims arising under any agreements pursuant to which the Company or any Subsidiary has agreed to indemnify any other Person for any violation of, or liability arising under, any Environmental Law in connection with the purchase or sale of any real property or assets, including for any investigation or remediation costs incurred with respect to any Company Real Property or any real property previously owned, leased or operated by the Company, any Subsidiary, or any predecessor entity and the Company is not aware of any facts or conditions which would be reasonably expected to give rise to a material claim under any such agreement; and

(e)    the Seller has made available to Purchaser all material environmental assessments, studies or analyses that are in its possession or control relating to the operation of the Company or to the Company Real Property.

Section 3.13    No Undisclosed Liabilities.

Except as reflected in the Company Balance Sheet, the Company has no material liabilities (absolute, accrued, contingent or otherwise) that would be required to be reflected in a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP, other than any liabilities: (a) incurred since the date of the Company Balance Sheet in the ordinary course of business, consistent with past practice; or (b)  incurred in connection with the transactions contemplated by this Agreement.

Section 3.14     Intellectual Property.

(a)    Section 3.14(a) of the Company Disclosure Letter sets forth a true and complete list of patents and patent applications, registered copyrights, registered trademarks (including applications) and Internet domain names, in each case, owned by the Company or any of its Subsidiaries as of the date hereof, including for each item, as applicable, the title, jurisdiction, owner of record, application or registration date, and application or registration number. The Intellectual Property listed in Section 3.14(a) of the Company Disclosure Letter is valid and subsisting, and excluding pending applications, enforceable. The Company or the Company’s Subsidiaries have paid all registration, maintenance and renewal fees required to maintain such Intellectual Property and filed all necessary documents, recordations, and certifications in connection with such Intellectual Property for the purposes of prosecuting and maintaining such Intellectual Property. There are no pending or threatened Actions (excluding routine prosecution efforts before the United States Patent and Trademark Office or equivalent authority anywhere in the world) challenging the scope, ownership, enforceability, or validity of the Intellectual Property listed in Section 3.14(a) of the Company Disclosure Letter.

(b)    The Company or any of its Subsidiaries (i) exclusively owns, free and clear of all Liens (other than Permitted Liens), all of the Company Owned Intellectual Property listed in Section 3.14(a) of the Company Disclosure Letter and (ii) exclusively owns or has a valid and enforceable license or otherwise possesses legally enforceable rights to use, all other Intellectual Property as currently used in their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries has transferred or assigned ownership to any Person any Company Owned Intellectual Property that was, at the time of transfer or assignment, material to the Company or any of its Subsidiaries.

(c)    To the Knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries as previously conducted and as currently conducted has not infringed, violated, misappropriated, or diluted and does not infringe, violate, misappropriate, or dilute any Intellectual Property of any third Person. Neither the Company nor any of its Subsidiaries has received any written notice since October 1, 2012 from any third Person alleging, and there are no pending Actions or claims for indemnification asserting, the infringement, violation, misappropriation, or dilution of any Intellectual Property by the Company or any of its Subsidiaries.

(d)    To the Knowledge of the Company, no third Person is infringing, misappropriating, violating, or diluting any Intellectual Property owned by the Company or any of its Subsidiaries and material to the businesses of the Company and its Subsidiaries, taken as a whole.

(e)    Neither the execution, delivery and performance of this Agreement or of the other Transaction Documents or other agreements and documents contemplated hereby to which the Company is a party nor the consummation of the transactions contemplated by this Agreement or the other Transaction Documents or other agreements and documents contemplated hereby to which the Company is a party shall result in, or give any other Person the right or option to cause, under any Contract to which the Company or any of its Subsidiaries is a party: (i) a loss or termination of rights under, or imposition of any Lien on, any Company Owned Intellectual Property or Intellectual Property owned by Purchaser or its Affiliates; (ii) the Company, its Subsidiaries, Purchaser, or any of Purchaser’s Affiliates granting or assigning to any Person any right in or license to any Intellectual Property; or (iii) the Company, its Subsidiaries, Purchaser, or any of Purchaser’s Affiliates being obligated to pay any royalties or other similar amounts related to Intellectual Property to any Person in excess of those payable by the Company or its Subsidiaries prior to the Closing Date.

(f)    The Company and each of its Subsidiaries takes, and has taken at all times, reasonable steps to protect the rights of the Company or the applicable Company Subsidiary in its confidential information and trade secrets and any trade secrets or confidential information of third parties provided to the Company or the applicable Company Subsidiary under an obligation of confidentiality. Each current and former employee, consultant, and independent contractor of the Company or any of its Subsidiaries who is or was involved in, or has participated in or contributed to, the development, authoring, creation, or reduction to practice of any material Intellectual Property for or on the behalf of the Company or any of its Subsidiaries, has executed a valid and enforceable agreement that (i) contains customary confidentiality and non-disclosure provisions with respect to any confidential information or trade secrets owned, held, or in the possession or control of the Company or any of its Subsidiaries and (ii) assigns to the Company or a Company Subsidiary all right, title, and interest in and to any material Intellectual Property developed for or on the behalf of the Company or any of its Subsidiaries by such current or former employee, consultant, or independent contractor in the scope of their employment or engagement by the Company or a Company Subsidiary.

(g)    No funding, facilities, or personnel of any Governmental Authority was used in the development of any material Company Owned Intellectual Property or any material products or services of the Company or any of its Subsidiaries.

(h)    Section 3.14(h) of the Company Disclosure Letter sets forth a true and complete list of Government Contracts in which the Company or a Company Subsidiary has delivered material technical data or computer software for which the Company or a Company Subsidiary has claimed the right to deliver such technical data or computer software to a customer with less than “unlimited rights” as defined in the Federal Acquisition Regulation or the Defense Federal Acquisition Regulation Supplement, along with a description of the level of rights delivered by the Company or the applicable Company Subsidiary (i.e., limited/restricted rights, government purpose rights, etc.). The Company and each Company Subsidiary has complied in all material aspects with the requirements of its Government Contracts, the Federal Acquisition Regulation, and the Defense Federal Acquisition Regulation Supplement to be able to claim the rights specified in Section 3.14(h) of the Company Disclosure Letter, including but not limited to accounting requirements for development funding and marking requirements.

Section 3.15    Compliance with Laws and Orders.

Except: (a) as set forth in Section 3.15 of the Company Disclosure Letter; or (b) as would not result, individually or in the aggregate, in a liability material to the Company and its Subsidiaries, taken as a whole, since April 1, 2014, (i) the Company and its Subsidiaries are and have been in compliance in all material respects with all Laws and Orders applicable to the businesses, properties or assets of the Company and its Subsidiaries; (ii) neither the Company nor any of its Subsidiaries has received from any Governmental Authority any written citation, fine or written notification that asserts that the Company or any of its Subsidiaries has violated or is not in compliance with any such Law or Order, and to the Knowledge of the Company, no citation, fine or notice is threatened; and (iii) there is no material property or obligation of the Company or any of its Subsidiaries, including uncashed checks to vendors, customers or employees, nonrefunded overpayments or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment Laws as of the date hereof, or that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment Law.

Section 3.16    Company Contracts.

(a)    As of the date hereof, except for this Agreement, real property leases and Employee Benefit Plans, Section 3.16(a) of the Company Disclosure Letter lists each of the following Contracts, which the Company or any of its Subsidiaries is a party to or bound by, in each case, as of the date of this Agreement:

(i)    any Contract with any third Person that purchases goods or services from the Company or any of its Subsidiaries for future consideration reasonably expected to be paid to the Company or any of its Subsidiaries of $1,000,000 or more in any fiscal year;

(ii)    any Contract for capital expenditures or the acquisition or construction of fixed assets involving future payments in excess of $250,000, in the aggregate;

(iii)    any Contract for the purchase or lease of goods or services (including equipment, materials, software, hardware, supplies, merchandise, parts or other property, assets or services), requiring aggregate future payments in excess of $500,000 during any twelve (12)-month period following the date hereof;

(iv)    (A) any loan agreement, credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge or other similar agreement under which any Indebtedness of the Company or any of its Subsidiaries material to the Company and its Subsidiaries, taken as a whole, is outstanding or may be incurred (in each case, other than between wholly owned subsidiaries of the Company or between a wholly owned Subsidiary of the Company and the Company) and (B) any agreements in which the Company or any of its Subsidiaries has guaranteed any material liabilities or obligations of any other Person;

(v)    any Contract granting a first refusal, first offer or similar preferential right to purchase or acquire any of the capital stock or assets of the Company or any of its Subsidiaries;

(vi)    any Contract that contains express covenants that restrict the Company or any of its Subsidiaries from competing in any line of business or geographic area or with any third Person;

(vii)    any Contract creating or relating to any partnership, joint venture or joint development agreement;

(viii)    any Contract containing a license to, a covenant not to assert claims of infringement, misappropriation, dilution, or violation relating to, or other grant or waiver of rights under, Intellectual Property owned by a third

Person that is material to the Company and its Subsidiaries, taken as a whole, excluding any nondisclosure Contracts and Contracts for software (including software offered as a service) made available on standard terms for an aggregate cost of less than $100,000 per year;

(ix)    any Contract containing a license to, a covenant not to assert claims of infringement, misappropriation, dilution, or violation relating to, or other grant or waiver of rights under, material Company Owned Intellectual Property, excluding any nondisclosure Contracts or non-exclusive licenses granted to customers of the Company or any of its Subsidiaries in the ordinary course of business;

(x)    any Contract, other than customer Contracts entered into in the ordinary course of business or warranties issued by the Company or any of its Subsidiaries, containing a covenant or covenants of the Company or any of its Subsidiaries to expressly indemnify or hold harmless another third Person unless such obligation to indemnify or hold harmless is less than $500,000, in the aggregate;

(xi)    any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any business or any material assets other than in the ordinary course of business, including any “earn-out” or other contingent payments or obligations;

(xii)    any Contract relating to the acquisition by the Company or any of its Subsidiaries of any operating business or the capital stock or equity interests of any other third Person (including Contracts under which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any such Person);

(xiii)     any Contract that would obligate the Company or any of its Subsidiaries to pay any stay or retention bonus or change in control, severance or termination payment to any third Person solely as a result of the consummation of the transactions contemplated hereby;

(xiv)    any Contract that requires the Company or any of its Subsidiaries, or any successor to or acquirer of the Company, to make any payment to another Person as a result (in whole or in part) of a change in control of the Company or any of its Subsidiaries (a “Change in Control Payment”) or gives another Person a right to receive or elect to receive a Change in Control Payment;

(xv)    any Contract granting a lien, other than a Permitted Lien, upon any material property or asset owned by the Company or any of its Subsidiaries;

(xvi)    any material hedge, collar, option, forward purchasing, swap, derivative or similar Contract, understanding or undertaking;

(xvii)    any Contract that is reasonably expected to involve annual payments or other consideration to or by the Company or any of its Subsidiaries in excess of $1,000,000;

(xviii)    any Contract involving future payments in excess of $500,000 or more in any fiscal year with a supplier of goods or services material to the Company or any of its Subsidiaries, which supplier, to the Knowledge of the Company, is a sole source supplier;

(xix)    any Order or consent of any Governmental Authority to which the Company or any of its Subsidiaries is subject, involving material performance by the Company or any of its Subsidiaries after the date hereof;

(xx)    any Contract with an Affiliate of the Company or any of its Subsidiaries that is not entered into in the ordinary course of business and on an arms-length basis; and

(xxi)    any Contract entered into in connection with the settlement or other resolution of any legal proceeding under which the Company or any Subsidiary has any continuing liabilities in excess of $100,000 or any settlement or similar Contract with any Governmental Authority requiring material performance or payments after the date hereof.

All Contracts of the type described in this Section 3.16(a) are hereinafter referred to as “Company Contracts.”

(b)     The Company has made available to Purchaser true, correct and complete copies of all Company Contracts as in effect on the date hereof and: (i) Each of the Company Contracts is in full force and effect and, assuming the due execution by the other parties thereto, is a legal, valid and binding agreement of the Company or any of its Subsidiaries, as applicable, except to the extent any such Company Contract has expired or has been terminated in accordance with its terms or as may be limited by the General Enforceability Exceptions; and (ii) there is no material default or material breach by the Company or any of its Subsidiaries, as applicable or, to the Knowledge of the Company, any other party thereto, in the timely performance of any obligation to be performed or paid thereunder or any other material provision thereof.

Section 3.17    Permits.

Section 3.17 of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of all consents, approvals, authorizations or permits of, or filing with or notification to, any Governmental Authority issued to the Company or any of its Subsidiaries that are material to the businesses of the Company and its Subsidiaries as currently conducted, taken as a whole (collectively, the “Permits”). (a) The Company and its Subsidiaries are in compliance in all material respects with all such Permits, all of which are in full force and effect; (b) to the

Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to: (i) constitute or result in a material violation of, or a failure to comply in any material respect with, any term or requirement thereof; or (ii) result in the revocation, withdrawal, suspension, cancellation or termination thereof; and (c) the Company has not received any notice, and to the Knowledge of the Company no notice is threatened, from any Governmental Authority regarding: (i) any actual, alleged, possible or potential violation or failure to comply in any material respect with any term or requirement thereof; or (ii) any revocation, withdrawal, suspension, cancellation or termination thereof. The Company PRC Subsidiary (A) has a valid business license issued by the applicable PRC Governmental Authority, (B) has filed its annual financial reports with the applicable PRC Governmental Authority and (C) has only engaged in business activities in accordance with its registered business scope since its establishment.

Section 3.18    Insurance.

Section 3.18 of the Company Disclosure Letter sets forth, as of the date of this Agreement, all material insurance policies maintained by the Company or any of its Subsidiaries and covering the Company or any of its Subsidiaries and their respective businesses, or any of their respective employees, directors or assets. All such policies of insurance are in full force and effect in all material respects. Neither the Company nor any of its Subsidiaries has received any notice of cancellation or any other indication that any such policy of insurance is no longer in full force or effect or that the issuer of any such policy of insurance is not willing or able to perform its obligations thereunder, and, to the Knowledge of the Company, no event has occurred that will result in the cancellation of coverage under any such policy of insurance. All premiums due on all such policies have been paid and neither the Company nor any of its Subsidiaries are in default in any material respect with its obligations under such policies.

Section 3.19    Transactions with Affiliates or Related Parties.

Except for any Employee Benefit Plan or agreements explicitly contemplated to be entered into pursuant to this Agreement and otherwise with respect to employment relationships and compensation in the ordinary course of business consistent with past practice, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (other than between any Subsidiaries of the Company or between the Company and any of its Subsidiaries), or any officer, director, employee, stockholder or immediate family member of the foregoing on the other hand, with respect to the business of the Company and its Subsidiaries or pursuant to which any such Affiliate or any officer, director, employee, stockholder or immediate family member of the foregoing has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

Section 3.20    Brokers.

Except for fees owing to Houlihan Lokey or Evercore (which fees if unpaid as of the Closing would constitute a Company Transaction Expense hereunder), no broker, finder or similar agent has been employed by, or on behalf of, the Company or any of its Subsidiaries, and no Person with which the Company has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.21    Government Contracts.

(a)    Section 3.21(a) of the Company Disclosure Letter sets forth a complete and accurate list of the Government Contracts with future consideration reasonably expected to be paid to the Company or any of its Subsidiaries of $1,000,000 or more in any fiscal year. Each Government Contract listed in Section 3.21(a) of the Company Disclosure Letter is in full force and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms. The Company has delivered to Purchaser, for each such Government Contract, copies of the main contract documents including all task orders, delivery orders, and modifications for those Government Contracts, together with all other material documentation related thereto as requested by Purchaser.

(b)    No Government Contract to which the Company is a party was awarded to the Company as a “set aside” on the basis of the Company’s status as a small business, women-owned small business, small disadvantaged business, HUBZone small business, veteran-owned small business, or similar business classification of the U.S. Small Business Administration. The Company is in compliance in all material aspects with any Small Business Subcontracting Plans incorporated into the Company’s Government Contracts.

(c)    To the Knowledge of the Company, execution or consummation of this Agreement or the other documents contemplated hereby will not result in the disqualification from further consideration of any outstanding bid, proposal or quotation with a current or potential value above $100,000 that the Company has submitted for the intended purpose of receiving a Government Contract.

(d)    Neither the Company nor, during the prior five (5) years, any of its Principals as defined in Federal Acquisition Regulation 52.209-5, nor to the Knowledge of the Company, any employees, consultants, subcontractors, or agents of the Company, have (i) been under administrative, civil or criminal investigation, indictment or information by any Governmental Authority for commission of fraud or a criminal offense in connection with a Government Contract (including those held by entities other than the Company), (ii) been the subject of any audit or investigation by the Company with respect to any alleged material irregularity, misstatement or omission arising under or relating to any Government Contract or bid, proposal, or quotation for a prospective Government Contract, (iii) been found not responsible or ineligible for contracting by a Governmental Authority or (iv) had any circumstance that would require the Company to answer any of the questions contained in the clause at Federal Acquisition Regulation 52.209-5 in the affirmative. During the last three (3) years, the Company has not conducted or initiated any internal investigation, and has not received written notice (or, to the Knowledge of the Company, non-written notice) of any reason to conduct, initiate, or report any internal investigation, nor has the Company made any mandatory or voluntary disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement, omission, or regulatory or legal non-compliance arising under or relating to a Government Contract or a bid, proposal, or quotation for a prospective Government Contract.

(e)    The Company is not, and has not at any time in the last five (5) years been in material violation, breach, or default of any Government Contract.

(f)    Within the last three (3) years, (i) there have not been, and currently there are no actual, outstanding or, to the Knowledge of the Company, threatened claims against the Company, either by a Governmental Authority or any prime contractor, subcontractor, vendor, or other third party arising under or relating to any Government Contract, (ii) there have not been, and currently there are no disputes between the Company and a Governmental Authority covered by the Contract Disputes Act or the disputes clause of a Government Contract, and (iii) there have not been any, and currently there are no, notices to cure material defects, defaults, delays, or testing or other material non-compliances with a Government Contract issued by a Governmental Authority, prime contractor, or higher-tier subcontractor to the Company, nor have such customers issued any notice to the Company to show cause why a Government Contract should not be terminated in whole or part for breach, default, or cause.

(g)    The Company and its Subsidiaries have, since November 1, 2012, been in compliance in all material respects with the Export Laws and Export Licenses. As of the date of this Agreement, no claims against the Company or any of its Subsidiaries with respect to the Export Laws are pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries by or before any Governmental Authority. To the extent required, the Company is registered under the ITAR.

(h)    Neither the Company nor any of its Subsidiaries have an unpaid Federal tax liability assessment as described in Federal Acquisition Regulation 52.209-11(b)(1) or 52.209-12(b)(3).

Section 3.22    Internal Controls.

(a)    The Company has in place systems and processes designed to provide reasonable assurance: (i) that the Company maintains records that in reasonable detail accurately and fairly reflect transactions and dispositions of assets of the Company and its Subsidiaries; (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of assets of the Company and its Subsidiaries; and (iv) regarding the accumulation and communication in a timely manner to the Company’s principal executive officer and principal financial officer of the type of information that would be required to be disclosed in the Financial Statements.

(b)    Neither the Company, nor any of its Subsidiaries, is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or a Company Subsidiary, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(c)    Since January 1, 2013, (i) the Company has not been notified by its auditors that its annual audited financial statements cannot be relied upon or should be restated and (ii) none of the Company, any Company Subsidiary or any director or executive officer, employee or accountant thereof, received any material complaint, allegation, assertion or claim, in writing (or to the Knowledge of the Company, orally) that the Company or any Company Subsidiary has engaged in improper, illegal or fraudulent accounting or auditing practices.

Section 3.23    Status of Property.

The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost and except as would not be material or result in a material liability to the Company and its Subsidiaries, taken as a whole. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are reasonably sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing in all material respects and constitute as of the date hereof all of the rights, property and assets necessary to conduct the business of the Company as currently conducted.

Section 3.24    Security Clearances.

Section 3.24 of the Company Disclosure Letter sets forth a list of all material facility security clearances held by the Company and its Subsidiaries and all material personnel security clearances by number and clearance level held by any employee of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries is in compliance, in all material respects, with all facility and personnel security clearance requirements imposed by contract or Law. All material facility clearances are valid and in full force and effect, and there is no proposed or threatened in writing termination of any material facility clearance. All material personnel security clearances are valid and in full force and effect and there is no proposed or threatened in writing termination of any material personnel security clearance. The security clearances set forth in Section 3.24 of the Company Disclosure Letter are all of the facility security clearances and personnel security clearances necessary to conduct the business of the Company and its Subsidiaries as conducted in all material respects during the three (3)-year period prior to the date hereof.

Section 3.25    Customers.

Section 3.25 of the Company Disclosure Letter sets forth a list of the top ten (10) customers of the Company and its Subsidiaries, taken as a whole, based on dollar sales volumes during the twelve (12)-month period ended June 30, 2017. Since January 1, 2014, neither the Company, nor any of its Subsidiaries, has received any written notice that any such customer will (or has threatened to) cancel, terminate, materially limit or materially adversely modify its current business relationship with the Company or any of its Subsidiaries.

Section 3.26    Suppliers.

Section 3.26 of the Company Disclosure Letter sets forth a list of the top ten (10) suppliers of the Company and its Subsidiaries, taken as a whole, based on amounts invoiced during the twelve (12)-month period ended June 30, 2017. Since January 1, 2014, neither the Company, nor any of its Subsidiaries, has received any written notice that any such supplier has ceased, will (or has threatened to) cancel, terminate, materially limit or materially adversely modify its current business relationship with the Company or any of its Subsidiaries.

Section 3.27    Products.

(a)    There are no and, since January 1, 2014, there have not been any defects or deficiencies in any products or services produced, installed, sold or distributed by or on behalf of the Company or any of its Subsidiaries (“Products”) that resulted in, or would reasonably be expected to result in, individually or in the aggregate, a material liability to the Company and its Subsidiaries, taken as a whole. The Company has made available to Purchaser copies of all standard written warranties provided by the Company and its Subsidiaries with respect to their Products. There are currently no recalls of any Products pending and, as of the date hereof, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to impose upon the Company or any of the Company Subsidiaries a duty to effect a recall of any Product or to warn customers of a defect in any Product.

(b)    There are no and, since January 1, 2014, there have not been any outstanding, pending or threatened in writing product liability, warranty, repair, replacement, performance, return, recall or similar claims by any third party arising with respect to (i) Products, (ii) services rendered by the Company or any of its Subsidiaries or (iii) the operation of the Company’s business that, if resolved adversely to the Company or any such Subsidiary would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.28    Foreign Corrupt Practices Act.

In the last five (5) years, the Company and its Subsidiaries have been and are in material compliance with all applicable anti-corruption Laws, including (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. § 78dd-1, et seq.), and (b) any other applicable Law of similar purpose and scope in any jurisdiction. In the last five (5) years, neither the Company, nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries when acting on its or their behalf, nor, to the Knowledge of the Company, any agent or Representative of the Company or any of its Subsidiaries in connection with the agent’s or Representative’s performance of business with the Company has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, commission, rebate, promotional allowance, expenditure or other economic advantage: (i) which would violate any applicable anti-corruption Law; or (ii) to or for a Public Official with the intention of: (A) improperly influencing any official act or decision of such Public Official; (B) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (C) securing any improper advantage in each case in violation of applicable anti-corruption Laws. For the purposes of this Agreement, “Public Official” includes any Person holding, representing or acting on behalf of a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Authority or enterprise thereof (including a state-owned or state-controlled enterprise) or a public international organization, any representative or official of a political party or any candidate for any political office, but it does not include employees who are members of the reserve components of the United States Armed Forces.

Section 3.29    No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE III, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES. NO PERSON HAS BEEN AUTHORIZED BY THE COMPANY TO MAKE ANY REPRESENTATION OR WARRANTY ON ITS BEHALF AND TO THE EXTENT OF ANY SUCH PURPORTED REPRESENTATION AND WARRANTY IT CANNOT BE RELIED UPON IN ANY MANNER.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as qualified or supplemented by the Seller Disclosure Letter (as contemplated by Section 9.2), the Seller represents and warrants to Purchaser on the date hereof and on the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are made as of such particular date)), as follows:

Section 4.1    Organization and Qualification.

(a)    The Seller is duly formed, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of the State of Delaware.

(b)    The Seller is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Seller Material Adverse Effect.

Section 4.2    Authorization; Enforceability.

The Seller has the requisite corporate or other similar power, as applicable, and has the authority to execute and deliver this Agreement and all other Transaction Documents and all other agreements and documents contemplated hereby to be executed and delivered by it, to perform its covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and such other Transaction Documents and other agreements and documents contemplated hereby to be executed and delivered by the Seller and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate, partnership or limited liability company or other similar action, as applicable, on the part of the Seller. This Agreement has been, and all other Transaction Documents and all other agreements and documents contemplated hereby to be executed and delivered by it shall be, duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall upon such execution and delivery hereof and thereof be the legal, valid and binding obligations of the Seller hereunder and thereunder, as applicable, enforceable against the Seller in accordance with its terms, except as limited by the General Enforceability Exceptions.

Section 4.3    Consents and Approvals; No Violations.

(a)    Neither the execution and delivery of this Agreement by the Seller, nor the other Transaction Documents or other agreements and documents contemplated hereby to be executed and delivered by the Seller in connection with this Agreement, nor the consummation by the Seller of the transactions contemplated hereby or thereby, nor compliance by the Seller with any of the provisions hereof or thereof, shall: (i) conflict with or result in a breach of any provisions of the Seller’s certificate of formation or limited liability company agreement; (ii) constitute or result in the breach of any term, condition or provision of, require any consent, approval or authorization under or constitute a default under (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Seller; or (iii) subject to receipt by the Company of the requisite approvals referenced in Section 3.4(b) of the Company Disclosure Letter and by Purchaser of the requisite approvals referred to in Section 5.3(b) of the Purchaser Disclosure Letter, violate any Law or Order applicable to the Seller or its properties or assets, except with respect to clauses (ii) and (iii) as would not have a Seller Material Adverse Effect.

(b)    No consent, approval or authorization from or permit of, or filing with or notification to any Governmental Authority, other than Security Approval and the

Antitrust Clearance, is required to be obtained by the Seller for the consummation by the Seller of the transactions contemplated by this Agreement or the other Transaction Documents to which the Seller is a party that if not obtained would have a Seller Material Adverse Effect.

Section 4.4    Litigation.

(a)    There is no Action pending or, to the Knowledge of the Seller, threatened, against the Seller or any of its Affiliates that, if determined in a manner adverse to the Seller or any of its Affiliates, would have a Seller Material Adverse Effect.

(b)    There is no outstanding Order binding on the Seller or any of its Affiliates that would have a Seller Material Adverse Effect.

Section 4.5    Ownership of Company Stock.

(a)    The Seller owns as of record and Beneficially Owns all of the Shares free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities Laws and except for any Liens that would be released at or prior to the Closing as set forth in Section 4.5(a) of the Seller Disclosure Letter. Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all of the Shares, free and clear of all Liens, except for any restriction on transfer pursuant to applicable securities Laws or Liens created by Purchaser.

(b)    The Seller is not party to any option, warrant, purchase right or other Contract (other than this Agreement) that could require the Seller to sell, transfer or otherwise dispose of or acquire any equity interests of the Company or any of its Subsidiaries.

Section 4.6    Brokers.

Except for fees owing to Houlihan Lokey or Evercore (which fees would constitute a Company Transaction Expense hereunder), no broker, finder or similar agent has been employed by, or on behalf of, the Seller, and no Person with which the Seller has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.7    No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE SELLER DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as qualified or supplemented by the Purchaser Disclosure Letter (as contemplated by Section 9.2), Purchaser represents and warrants to the Seller on the date hereof and on the Closing Date (except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties are made as of such particular date)), as follows:

Section 5.1    Organization and Qualification.

(a)    Purchaser is an entity, duly organized or formed, as applicable, validly existing and in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of its jurisdiction of incorporation or formation, as applicable.

(b)    Purchaser is duly qualified to do business and is in good standing (to the extent the applicable jurisdiction recognizes such concept) under the Laws of each jurisdiction in which the conduct of its business, or the character of the properties owned or leased by it, requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Purchaser Material Adverse Effect.

Section 5.2    Authorization; Enforceability.

Purchaser has the requisite corporate or other similar power and authority to execute and deliver this Agreement and all other Transaction Documents and all other agreements and documents contemplated hereby to be executed and delivered by it, to perform its covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and such other Transaction Documents and other agreements and documents contemplated hereby to be executed and delivered by Purchaser and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized by all requisite corporate or other similar action on the part of Purchaser. This Agreement has been, and all Transaction Documents and all other agreements and documents contemplated hereby to be executed and delivered by it shall be, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the parties hereto and thereto, shall, upon such execution and delivery hereof and thereof, be the legal, valid and binding obligations of Purchaser hereunder and thereunder, as applicable, enforceable against Purchaser in accordance with its terms, except as limited by the General Enforceability Exceptions.

Section 5.3    Consents and Approvals; No Violations.

(a)    Neither the execution and delivery of this Agreement by Purchaser, nor the other Transaction Documents or other agreements and documents contemplated hereby to be executed and delivered by Purchaser in connection with this Agreement, nor the consummation by Purchaser of the transactions contemplated herein or therein, nor compliance by Purchaser with any of the provisions hereof or thereof, shall: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws (or equivalent organizational documents) of Purchaser; (ii) constitute or result in the breach of any term, condition or provision of, require any consent, approval or authorization under or constitute a default under (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of Purchaser; or (iii) subject to receipt by the Company of the requisite approvals referred to in Section 3.4(b) of the Company Disclosure Letter and by the Seller of the requisite approvals referenced in Section 4.3(b) of the Seller Disclosure Letter, violate any Law or Order applicable to Purchaser or any of its properties or assets, except with respect to clauses (ii) and (iii) as would not have a Purchaser Material Adverse Effect.

(b)    No consent, approval or authorization from or permit of, or filing with or notification to by any Governmental Authority, other than Security Approval and the Antitrust Clearance, is required to be obtained by Purchaser for the consummation by Purchaser of the transactions contemplated by this Agreement that if not obtained would have a Purchaser Material Adverse Effect.

Section 5.4    Litigation.

(a)    There is no Action pending or, to the Knowledge of Purchaser, threatened, against Purchaser or any of its Affiliates by or before any Governmental Authority that, if determined in a manner adverse to Purchaser or any of its Affiliates, would have a Purchaser Material Adverse Effect.

(b)    There is no outstanding Order binding on Purchaser or any of its Affiliates that would have a Purchaser Material Adverse Effect.

Section 5.5    Sufficiency of Funds.

Assuming the Debt Financing is funded in accordance with the terms of the Debt Commitment Letter, Purchaser will have sufficient cash on or prior to the Closing, to pay all amounts required to be paid by Purchaser at the Closing pursuant to the terms of this Agreement, and to pay all of its related fees and expenses (such sufficient cash, the “Funds”). Purchaser has no reason to believe that such Funds shall not be available as of the Closing. In no event shall the receipt by, or the availability of any funds or financing to, Purchaser or any of its Affiliates or any other financing be a condition to Purchaser’s obligation to consummate the transactions contemplated hereunder. Purchaser has delivered to the Company a true, correct and complete copy of the fully-executed debt commitment letter, dated as of the date hereof (as the same may be amended, modified, supplemented or superseded pursuant to Section 6.11, the “Debt Commitment Letter”), between Purchaser and Barclays Bank PLC, pursuant to which the financial institutions identified therein (the “Debt Financing Sources”) have committed, subject to the terms and conditions thereof, to lend the amounts set forth therein (the “Debt Financing”), together with true, correct and complete copies of any related fee letters (solely in the case of any such fee letters, with only the fee amounts and percentages, pricing caps, and other economic or commercially sensitive terms redacted (none of which redacted terms or amounts would adversely affect the amount or availability of (or impose any additional conditions on the availability of) the Debt Financing); provided that references to the subject of any “flex” terms shall not be so redacted). Purchaser has fully paid (or caused to be paid) any and all commitment fees or other fees required in connection with the Debt Commitment Letter that are due and payable on or prior to the date hereof and will fully pay (or cause to be paid) any and all commitment fees or other fees required in connection with the Debt Commitment Letter that are due and payable after the date hereof and on or prior to the Closing. The Debt Commitment Letter has not been amended or modified (provided that the exercise of the “market flex” provisions contained in any fee letter referenced in the Debt Commitment Letter and provided to the Company on or prior to the date hereof shall not constitute an amendment or modification of the Debt Commitment Letter) except in accordance with Section 6.11, no such amendment or modification is contemplated as of the date hereof (excluding any amendment to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof and which such amendment would not delay, prevent or make less likely the consummation of the transactions contemplated by the Debt Commitment Letter), and, as of the date hereof, the respective obligations and commitments contained in such letters have not been withdrawn, terminated, rescinded, amended or modified in any respect. The Debt Commitment Letter is in full force and effect as of the date hereof, and the Debt Commitment Letter constitutes the valid and binding obligations of Purchaser and, to the Knowledge of Purchaser, each other party thereto, enforceable against such party in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (A) constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any other party thereto, under the Debt Commitment Letter, (B) to the Knowledge of Purchaser result in a failure of any condition to the Debt Financing or (C) to the Knowledge of Purchaser otherwise result in any portion of the Debt Financing being unavailable on the date of the Closing (provided that Purchaser is not making any representation or warranty in this sentence regarding the effect of the inaccuracy of the representations and warranties in Article III and Article IV or noncompliance by the Company or the Seller of their obligations under Section 6.11). As of the date hereof, Purchaser does not believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it under the Debt Commitment Letter on or prior to the Closing Date (provided that Purchaser is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Article III and Article IV or noncompliance by the Company or the Seller of their obligations under Section 6.11). There are no conditions precedent or contingencies to the obligations of the parties under the Debt Commitment Letter (including pursuant to any “flex” provisions or otherwise) to make the full amount of the Debt Financing available to Purchaser on the terms therein or otherwise related to the funding of the full amount of the Debt Financing, except as expressly set forth in the Debt Commitment Letter. As of the date hereof, there are no side letters or other agreements, Contracts or arrangements to which Purchaser or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as set forth in the Debt Commitment Letter or as otherwise provided to the Company on or prior to the date hereof. Notwithstanding anything in this Agreement to the contrary, Purchaser understands, acknowledges and agrees that under the terms of this Agreement, Purchaser’s obligation to consummate the transactions contemplated by this Agreement is not in any way contingent upon or otherwise subject to Purchaser’s consummation of any financing arrangements or receipt of third-party financing.

Section 5.6    Solvency.

Assuming (a) the representations and warranties set forth in Article III are true and correct, (b) compliance in all material respects by the Seller and the Company with their respective obligations hereunder, (c) the satisfaction of the conditions to Purchaser’s obligations to consummate the transactions contemplated by this Agreement set forth in Sections 7.1 and 7.2 and (d) immediately prior to the Closing, the Company and its Subsidiaries are Solvent, then immediately after giving effect to all of the transactions contemplated by this Agreement, Purchaser and its Subsidiaries shall be Solvent. For the purpose of this Section 5.6, the term “Solvent” when used with respect to any Person, means that, as of any date of determination: (i) the amount of the “fair saleable value” of the assets of such Person shall, as of such date, exceed: (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors; and (B) the amount that shall be required to pay the probable liabilities of such Person on its existing debts (including contingent liabilities) as such debts become absolute and matured; (ii) such Person shall not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date; and (iii) such Person shall be able to pay its liabilities, including contingent and other liabilities, as they mature. For the purpose of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person shall be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. No transfer of property is being made, and no obligation is being incurred, in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Purchaser or any of its Subsidiaries (including, following the Closing, the Company and any of its Subsidiaries).

Section 5.7    Brokers.

Except for fees owing to Barclays Capital Inc., no broker, finder or similar agent has been employed by, or on behalf of, Purchaser, and no Person with which Purchaser has had any dealings or communications is entitled to any brokerage commission or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

Section 5.8    Investment Matters.

Purchaser is an “accredited investor” within the meaning of Section 506 of Regulation D promulgated under the Securities Act. Purchaser is acquiring the Shares for investment purposes only, and not with a view to, or for, any public resale or other distribution thereof. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable U.S. state or non-U.S. securities Laws, or pursuant to an exemption from registration under the Securities Act and any applicable U.S. state or non-U.S. securities Laws.

Section 5.9    Independent Investigation; No Reliance.

In connection with its investment decision, Purchaser expressly acknowledges that it and its Representatives have inspected the business, operations, technology, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and have conducted such independent review, investigation and analysis (financial and otherwise) of the Company and its Subsidiaries as desired by Purchaser. Purchaser hereby expressly acknowledges that the Company has provided Purchaser with access to the personnel, properties, premises and books and records of the Company and its Subsidiaries for this purpose. Purchaser hereby expressly acknowledges that its purchase of the Shares and the consummation of the transactions contemplated hereby are not done in reliance upon any representation or warranty or omission by, or information from, the Seller, the Company or any of their respective Affiliates, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, except for the representations and warranties specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or the Seller Disclosure Letter, as applicable), and Purchaser hereby expressly acknowledges that the Seller and the Company expressly disclaim any other representations and warranties. Such purchase and consummation are instead done entirely on the basis of Purchaser’s own investigation, analysis, judgment and assessment of the present and potential value and earning power of the Company and its Subsidiaries, as well as those representations and warranties by the Company and the Seller, as applicable specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or the Seller Disclosure Letter, as applicable). Purchaser expressly acknowledges that neither the Company, nor the Seller nor any of their respective Affiliates has made any representation or warranty to Purchaser regarding the probable success or profitability of the Company or its business. Purchaser further expressly acknowledges that neither the Seller, nor the Company, nor any of their respective Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, any of its Subsidiaries, their respective businesses or the transactions contemplated by this Agreement not specifically and expressly set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or the Seller Disclosure Letter, as applicable), and neither the Seller, nor the Company, nor any of their respective Affiliates nor any other Person shall have or be subject to any liability to, Purchaser, its Affiliates, their respective Subsidiaries, stockholders, controlling persons or Representatives or any other Person resulting from the distribution to Purchaser or its Representatives or Purchaser’s use of any such information, including the Initial Discussion Materials, the Confidential Information Presentation, any other confidential information memoranda or management presentations distributed by, or on behalf of, the Company or any of its Subsidiaries relating to their respective businesses, any such information contained in the VDR or any other data room (including any electronic or “virtual” data room), or any information contained in any publication, document or other form provided or made available, or any omission thereof or therein, to Purchaser or any of its Representatives in connection with the purchase and sale of the Shares and the transactions contemplated hereby. In no event shall the foregoing acknowledgments and disclaimers by Purchaser be deemed to exclude liability for actual fraud committed by the Seller in the making of the representations and warranties set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or Seller Disclosure Letter, as applicable).

Section 5.10    Qualifications of Purchaser.

Neither Purchaser nor any of its directors, officers or other individuals having primary management or supervisory responsibilities of Purchaser is or has been proposed for debarment or suspension, or formally debarred or suspended, by any Governmental Authority or otherwise has been declared ineligible for contracting with any Governmental Authority. Purchaser is in material compliance with all applicable national security obligations required under applicable Law, regulations, contracts, subcontracts and policies of any relevant Governmental Authority. To the Knowledge of Purchaser, there are no facts or circumstances that reasonably would result in Purchaser being debarred, suspended, proposed for suspension or debarment, or being determined non-responsible for a particular contract with any Governmental Authority, or with respect to any procurement by a Governmental Authority.

Section 5.11    Foreign Control.

Except as set forth in Section 5.11 of the Purchaser Disclosure Letter, each of Purchaser, its directors, officers, and other individuals having primary management or supervisory responsibilities of Purchaser: (a) is a U.S. citizen or company and (b) is not subject to foreign ownership, control or influence as those terms are used by and in connection with CFIUS and DSS in their evaluation of FOCI.

Section 5.12    No Other Representations or Warranties.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE V, PURCHASER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO PURCHASER OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR

WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND, IN ANY EVENT, ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES MAY NOT BE RELIED UPON BY THE COMPANY OR THE SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES.

ARTICLE VI

COVENANTS

Section 6.1    Conduct of the Company’s Business Prior to the Closing.

(a)    Except: (i) for the matters set forth in Section 6.1(a) and Section 6.1(b) of the Company Disclosure Letter; (ii) as required by applicable Law; (iii) as otherwise contemplated by this Agreement; or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), from and after the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, the businesses of the Company and its Subsidiaries shall be conducted in the ordinary course of business in all material respects.

(b)    Without limiting the provisions of the foregoing Section 6.1(a), except (i) for the matters set forth in Section 6.1(a) and Section 6.1(b) of the Company Disclosure Letter; (ii) as required by applicable Law; (iii) as otherwise contemplated by this Agreement or required under any Employee Benefit Plan; or (iv) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), from the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries not to, other than in the ordinary course of business:

(i)    change its authorized or issued capital stock or issue, deliver, grant, sell, dispose of, pledge, award or otherwise encumber, or authorize or propose the issuance, delivery, grant, sale, disposition, pledge or other encumbrance of any additional shares of capital stock of any class, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any direct or indirect rights, warrants, options, appreciation rights, phantom stock, profit participation rights, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any of its Subsidiaries;

(ii)    redeem, purchase or otherwise acquire, or propose or offer to redeem, purchase or otherwise acquire, any outstanding shares of capital stock of the Company or any of its Subsidiaries;

(iii)    split, combine, subdivide or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside for payment or pay any dividend or other distribution (payable in stock, property or otherwise) with respect to any shares of capital stock of the Company or any of its Subsidiaries or otherwise make any payments to stockholders in their capacity as such, other than dividends paid by any wholly owned Subsidiary of the Company to another such Subsidiary or to the Company;

(iv)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries or authorize or undertake a dissolution, consolidation, recapitalization, merger, liquidation, or other reorganization or restructuring of the corporate structure of the Company or any of its Subsidiaries;

(v)    amend any of the Company Organizational Documents, other than immaterial changes;

(vi)    (A) establish, enter into, adopt, amend, renew, extend, or terminate any Employee Benefit Plan or any plan, program, policy, agreement, or arrangement that would be an Employee Benefit Plan (except (1) renewals of benefit plans in the ordinary course of business consistent with past practice, (2) as required pursuant to any plan, program or agreement existing on the date hereof or (3) as otherwise permitted pursuant to this Section 6.1(b)(vi)); (B) increase the rate of compensation of, or pay or agree to pay or provide any benefit to, any current or former employee, officer or director of the Company or any of its Subsidiaries, except for salary increases made in the ordinary course of business and consistent with past practice in the case of non-officer employees whose base salary is less than $100,000 (or the equivalent thereof for non-U.S. employees based on applicable foreign exchange rates); (C) hire any employee, officer, director or other consultant who shall be entitled to receive annual salary in excess of $50,000 (or the equivalent thereof for non-U.S. employees based on applicable foreign exchange rates); or (D) terminate, other than for cause, the employment or service of any officer, employee with annual compensation in excess of $75,000 (or the equivalent thereof for non-U.S. employees based on applicable foreign exchange rates) or director of the Company or any of its Subsidiaries;

(vii)    make any change in financial accounting methods, principles or practices, except as required by a change in GAAP, the auditors of the Company or applicable Law;

(viii)    form any Subsidiary or directly or indirectly acquire or agree to acquire in any transaction (by merger, consolidation, stock or asset purchase, or otherwise) any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof, or enter into any agreement, arrangement or understanding with respect to any such acquisition, including any confidentiality, exclusivity, standstill or similar agreements;

(ix)    (A) other than purchases and sales of products, inventory, supplies and equipment in the ordinary course of business, consistent with past practice, acquire or agree to acquire, sell, lease (as lessor), license, assign, exchange, pledge, mortgage, encumber, abandon or otherwise transfer or dispose of any tangible or intangible assets (other than real property) in excess of $500,000, in the aggregate (including by merger, consolidation, acquisition of stock or assets), except for sales, dispositions or transfers of products, inventory or obsolete or worn-out equipment in the ordinary course of business consistent with past practice; or (B) sell, lease (as lessor), mortgage, pledge, encumber, abandon, sell and leaseback or otherwise transfer or dispose of any real properties material to the Company and its Subsidiaries, taken as a whole, or any material rights or interests therein;

(x)    change any material Tax election, change an annual Tax accounting period, adopt or change any material method of accounting for Tax purposes, file any amended Tax Return, enter into any closing agreement for Tax purposes, settle or compromise any material Tax liability, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of its Subsidiaries;

(xi)    except in the ordinary course of business, consistent with past practice, or between or among the Company and its Subsidiaries or between or among Subsidiaries of the Company, grant or acquire, agree to grant to or acquire from any Person, or dispose of, abandon, cancel, or permit to lapse or expire (except for expiration in accordance with an applicable statutory period) any rights to any Intellectual Property material to the Company and its Subsidiaries, taken as a whole (to the extent currently used in the business);

(xii)    create, assume, incur or guarantee any Indebtedness in excess of $500,000, except for: (A) Indebtedness incurred in the ordinary course of business, consistent with past practice, including Indebtedness incurred, assumed, or guaranteed under the revolving portion of the Credit Agreements; (B) Indebtedness incurred under letters of credit entered into in the ordinary course of business, consistent with past practice; (C) guarantees by the Company or any of its Subsidiaries of Indebtedness of the Company or any of its Subsidiaries; or (D) Indebtedness of the Company or any of its Subsidiaries to the Company or any of its Subsidiaries;

(xiii)    settle, compromise, discharge, waive, release, assign or agree to settle or enter into any waiver, release, assignment, compromise or settlement of any pending or threatened litigation, investigation, arbitration or proceeding other than those that do not involve the payment by the Company or any of its Subsidiaries of monetary damages in excess of $150,000 in any individual instance, or $500,000 in the aggregate;

(xiv)    except in the ordinary course of business, consistent with past practice, and as does not and would not constitute, individually or in the aggregate, a Company Material Adverse Effect, cancel, surrender, allow to expire or fail to renew, any Permits material to the Company and its Subsidiaries, taken as a whole;

(xv)    conduct, other than in compliance with WARN, any “mass layoff” or “plant closing,” as those terms are defined in WARN;

(xvi)    except pursuant to the express terms of the applicable Company Contract: (A) other than in the ordinary course of business, terminate, cancel or modify or amend any Company Contract that has a contract backlog value in excess of $500,000 (or such Contract that would have such value if in effect as of the date hereof); (B) enter into any Contract that has a contract backlog value in excess of $1,000,000; (C) waive, release or assign any material rights under any Company Contract that has a contract backlog value in excess of $500,000 (or such Contract that would have such value if in effect as of the date hereof);

(xvii)    other than in the ordinary course of business consistent with past practice, accelerate or alter in any material respect practices and policies relating to the rate of collection of accounts receivable or payment of accounts payable (except for delay in payment of any such payables being contested in good faith by the Company); or

(xviii)    agree to take any of the foregoing actions.

Section 6.2    Access to Information; Confidentiality.

(a)    From the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, and subject to compliance with applicable Law and this Section 6.2(a), the Company shall, and the Seller shall cause the Company to (x) give Purchaser and its Representatives reasonable access during regular business hours to the properties, books and records of the Company and its Subsidiaries at the reasonable, prior request of Purchaser in connection with the transactions contemplated hereby; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company and its Subsidiaries, (y) provide Purchaser reasonable access to, and make the Company’s employees reasonably available for any and all joint calls reasonably requested by Purchaser with, any and all of the customers of the Company or any of its Subsidiaries identified in Section 6.2(a) of the Purchaser Disclosure Letter to the extent reasonably related to Purchaser’s diligence in connection with the transactions contemplated by this Agreement and (z) provide to Purchaser, at Purchaser’s sole expense, reasonable cooperation requested by Purchaser to obtain all consents, notices, waivers or novations under any Company Contract required in connection with the consummation of the transactions contemplated by this Agreement. All contacts with any employee of the Company with respect to continuing employment and any compensation- and benefit-related matters must be requested in writing by Purchaser and must first be approved by and coordinated through the Chief Executive Officer of the Company (or his designee(s)) and shall be conducted in a manner so as not to unreasonably interfere with their responsibilities, and all other contacts with employees must be coordinated with the Seller. In no event shall the Company be obligated to provide: (i) such access or information if the Company determines, in its reasonable judgment, that doing so may (A) violate applicable Law, an Order, a Contract or any other obligation of confidentiality or any other obligation owing to a third Person; (B) jeopardize the protection of the attorney-client privilege or any other privilege or immunity; or (C) expose the Company or any of its Subsidiaries to risk of liability for disclosure of sensitive, confidential or personal information; or (ii) any portion of any Tax Return (or supporting work papers or documents related thereto) of, or with respect to, Holdings LLC or any of its Affiliates (other than any Tax Return solely and directly related to the Company and any of its Subsidiaries). In addition, from the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, the Company may designate any competitively sensitive information provided to Purchaser or its Representatives, Subsidiaries or Affiliates pursuant to this Agreement as “outside counsel only,” and such information shall be given only to the outside counsel of Purchaser and may not be shared, conveyed, summarized or otherwise disclosed in any manner with Purchaser or any of its Subsidiaries or any of their respective Representatives (other than such outside counsel), except as may be expressly agreed in writing by the Company in advance.

(b)    All information provided or obtained in connection with the transactions contemplated by this Agreement shall be kept confidential by Purchaser and its Representatives, Subsidiaries and Affiliates in accordance with the Confidentiality Agreement. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement shall govern.

Section 6.3    Regulatory Filings; Reasonable Best Efforts.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall (and to the extent applicable, shall cause their respective Affiliates and equityholders to) use its reasonable best efforts to take, or cause to be taken, all actions, to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable but, in any event, no later than the End Date (as defined below), the transactions contemplated hereby in accordance with the terms of this Agreement, including: (i) the obtaining of all necessary approvals under any applicable Laws required in connection with this Agreement and the transactions contemplated hereby; (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals and authorizations from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an Action by, any Governmental Authority; (iii) the obtaining of all necessary waivers, consents, approvals and authorizations from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Unless otherwise expressly agreed herein, neither the Seller, nor the Company, nor any of their respective Affiliates shall be obligated to grant any consideration, or pay any fee or other similar payment, to any third Person from whom consent or approval is required or requested from or by such third Person in connection with the consummation of the transactions contemplated by this Agreement in order to obtain any such consent or approval. For the avoidance of doubt, Purchaser and its Subsidiaries shall (x) except as otherwise expressly provided in this Agreement, agree or commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its businesses, properties or assets, and agree or commit to any restrictions or limitations on the conduct of its businesses and (y) use reasonable best efforts to take the actions specified in Section 6.3 of the Company Disclosure Letter, in each case as a condition to obtaining any and all approvals from any Governmental Authority for any reason in order to consummate and make effective as promptly as practicable the transactions contemplated hereby, including taking any and all actions necessary in order to ensure that no: (A) requirement for non-action, a waiver, consent, approval or authorization of the Federal Trade Commission (the “FTC”), the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), any authority enforcing applicable Law, any state attorney general or any other Governmental Authority; (B) Order or Action; and (C) other matter relating to any applicable antitrust, competition or other applicable Law, in each case, would preclude consummation of the transactions contemplated hereby by the End Date. Notwithstanding any other provision in this Agreement to the contrary, except with respect to actions under clause (y) in the prior sentence, nothing in this Agreement shall require (and “reasonable best efforts” will in no event require) Purchaser or its Subsidiaries to sell, license, transfer, divest, hold separate or otherwise dispose of or encumber any assets, relationships, contractual rights or arrangements of Purchaser, its Subsidiaries, the Seller, the Company, or any of their respective Affiliates to the extent that such sale, license, transfer, divestiture, hold separate or disposal of or encumbrance would, or would reasonably be expected to, result in an adverse and material change to the business and/or operations of Purchaser, its Affiliates and the Company and its Subsidiaries, taken as a whole, or that would otherwise have an adverse and material impact on the business and assets of Purchaser, its Affiliates and the Company and its Subsidiaries, taken as a whole. None of the Seller, the Company or any of their respective Affiliates shall take or agree to take any of the actions described in the previous sentence without the prior written consent of Purchaser which, without limiting Purchaser’s obligations under this Section 6.3(a), may be granted or withheld in Purchaser’s sole discretion. In addition, upon the terms and subject to the conditions herein provided and subject to the parties’ (and to the extent applicable, their respective Affiliates’) obligations under applicable Law, none of the parties hereto shall (and such parties shall cause, to the extent applicable, their respective Affiliates not to) knowingly take, or cause to be taken, any action that would reasonably be expected to materially delay or prevent the satisfaction by the End Date of the conditions set forth in Section 7.1. Each of Purchaser and the Seller undertakes and agrees (and to the extent applicable, shall cause their respective Affiliates and equityholders to undertake and agree) to file: (1) a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division within ten (10) Business Days after the date of this Agreement; and (2) such other filings and applications for approvals and consents as are required under any other applicable Laws as soon as practicable. Purchaser and the Seller shall seek early termination of the waiting period under the HSR Act. Purchaser and the Seller shall be equally responsible for all filing fees associated with filings pursuant to the HSR Act and all other antitrust and other regulatory filings with any Governmental Authority, including those that may be required to be filed in any other jurisdiction.

(b)    Each of Purchaser and the Seller shall and, to the extent applicable, shall cause their respective Affiliates and equityholders to: (i) use reasonable best efforts to respond as promptly as practicable to all inquiries and requests received from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority in connection with antitrust matters or applicable Laws; and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority to not consummate the transactions contemplated by this Agreement, except, in each case, with the prior written consent of the other of Purchaser or the Seller, as applicable.

(c)    In addition and subject to applicable Law, each of Purchaser, on the one hand, and the Seller, on the other hand, shall and, to the extent applicable, shall cause their respective Affiliates and equityholders to: (i) promptly notify the other party of any written communication from the FTC, the Antitrust Division, CFIUS, DSS, any state attorney general or any other Governmental Authority (except with respect to Taxes) concerning this Agreement or the transactions contemplated hereby to that party and permit the other party to review in advance any proposed communication to any of the foregoing; (ii) consult with the other party prior to participating in any meeting, telephone call or discussion with any Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby (except with respect to Taxes) and provide the other party the opportunity to attend and participate in any such meeting, telephone call or discussion; and (iii) furnish the other party with copies of all correspondence, filings and written communications (or a reasonably detailed summary of any oral communications) between it and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the transactions contemplated hereby (except with respect to Taxes) and provide a reasonable opportunity to the other party to comment on letters, presentations, whitepapers and other substantive communications to the Governmental Authority and consider, in good faith, any reasonable comments on such correspondences, filings and written communications.

(d)    Purchaser shall, and shall cause its Affiliates and equityholders to, use reasonable best efforts to obtain CFIUS Approval, and Company and the Seller shall provide reasonable and prompt cooperation in connection therewith. Such reasonable best efforts shall include, without limitation, promptly (and not later than fifteen (15) Business Days after the date hereof, unless otherwise agreed by the parties) making any draft filing required in connection with CFIUS Approval in accordance with the DPA, promptly making any final filing in connection with CFIUS Approval and in accordance with the DPA after receipt of confirmation that CFIUS has no further comment to the draft filing, and providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the transactions contemplated by this Agreement within the timeframes set forth in the DPA. Notwithstanding any other provisions of this Agreement, Purchaser shall not be required to, and neither the Seller nor the Company shall, without the prior written consent of Purchaser, take or agree to any action, condition, or restriction required to obtain CFIUS Approval that would, or would reasonably be expected to, result in a Burdensome Condition. If CFIUS informs the parties orally or in writing that CFIUS has recommended or intends to recommend in a report that the President of the United States prohibit the transactions contemplated by this Agreement, Purchaser may, at its discretion, withdraw the CFIUS filing and the Company shall cooperate with Purchaser in withdrawing the CFIUS filing.

(e)    In connection with obtaining DSS Approval, Purchaser shall promptly (and in any event within five (5) Business Days after the date hereof) make any notice required under the NISPOM and promptly submit a draft FOCI Action Plan agreeable in all material respects to DSS, and promptly provide any other information, plan or policy to DSS upon request by DSS; provided that, within twenty (20) Business Days after the date hereof, Purchaser shall provide to the Seller for its review a draft FOCI Action Plan and provide a reasonable opportunity for the Seller to comment on the draft (and shall consider the Seller’s comments in good faith) prior to submission to DSS.

(f)    Purchaser shall not, and shall cause its Affiliates not to, take, permit or approve, or propose to take, permit or approve, any action, agreement, undertaking or otherwise that would, or that would reasonably be expected to, prevent, materially delay or materially impede the receipt of the Security Approval.

Section 6.4    Employee Benefits.

(a)    For the period beginning on the Closing Date and ending on the earlier to occur of December 31, 2018 or the termination of a Continuing Employee’s (as defined below) employment, Purchaser shall provide each employee of the Company and its Subsidiaries that continues employment with Purchaser or the Company following the Closing (collectively, the “Continuing Employees”) with: (i) base salary and target bonus opportunities that are individually no less favorable than each such employee’s base salary and target bonus opportunities prior to the Closing; and (ii) all other compensation and benefits that are, with respect to each Continuing Employee, no less favorable in the aggregate than the compensation and benefits provided to such Continuing Employee under the Employee Benefit Plans immediately prior to the Closing. Without limiting the generality of the foregoing, through December 31, 2018, Purchaser shall continue any annual or short-term incentive plans with performance periods that are incomplete as of the Closing in accordance with the terms of the applicable annual or short-term incentive plans, subject to a reduction and other appropriate changes to take into account any pro-rated bonus paid pursuant to Section 6.4(f) for the period that occurs prior to Closing.

(b)    In addition, Purchaser shall provide Continuing Employees whose employment with Purchaser, the Company or any of its Subsidiaries is involuntarily terminated without cause prior to December 31, 2018 with substantially the same severance benefits provided to similarly situated employees of Purchaser under any applicable Purchaser severance plan.

(c)    Purchaser shall use its reasonable best efforts to, or, to the extent that an applicable plan is insured, shall use its reasonable best efforts to cause the insurance carrier to, give Continuing Employees full credit for the purposes of eligibility, vesting and determination of benefits (including for the purpose of determining vacation, vesting and severance benefits) under any benefit and compensation plans (other than any defined benefit pension plans or retiree medical benefit plans) maintained by Purchaser for such Continuing Employees’ service with the Company or any of its Subsidiaries to the same extent recognized by the Company or any of its Subsidiaries immediately prior to the Closing; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(d)    Purchaser shall use its reasonable best efforts to, or to the extent that an applicable plan is insured, shall use its reasonable best efforts to, cause the insurance carrier to: (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan that provides health benefits in which Continuing Employees may be eligible to participate following the Closing to the extent such conditions are covered under the analogous Employee Benefit Plan in which such Continuing Employees participated immediately prior to the Closing; (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing; and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Employee Benefit Plan prior to the Closing.

(e)    From and after the Closing, Purchaser shall, or shall cause the Company and its Subsidiaries to, honor all obligations to any Labor Organization and, notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment upon and after the Closing for all employees of the Company and its Subsidiaries represented by a Labor Organization shall be governed by any such obligations.

(f)    Notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries, in their sole discretion, are permitted to: (i) prior to the Closing, pay out bonuses earned for any completed fiscal year to their employees in the ordinary course of business; (ii) at the Closing, pay to each eligible employee a pro rata bonus in respect of the Company’s then-current fiscal year through the Closing based on the Company’s or its Subsidiary’s determination, in good faith, of the amounts earned, based on actual performance through the Closing; (iii) seek to obtain waivers of any parachute payment (as described below) from each Person who has or may have a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code); and/or (iv) solicit the approval of the stockholders of the Company, in a manner intended to comply with Section 280G(b)(5)(A)(iii) and Section 280G(b)(5)(B) of the Code, of all payments and/or benefits (including payments and benefits waived pursuant to the foregoing clause (iii)) that would, as a result of, or in connection with, the transactions contemplated hereby, be deemed to constitute “parachute payments.” The Company shall provide Purchaser copies of any documents contemplated by the foregoing clauses (iii) and (iv) and shall consider in good faith any comments from Purchaser thereto.

(g)    Nothing contained herein, expressed or implied, is intended to confer upon any Continuing Employee or any other Person any benefits under any benefit plans, programs, policies or other arrangements, and the provisions of this Section 6.4(g) are solely for the benefit of the parties to this Agreement. No provision of this Agreement shall: (i) require Purchaser or any of its Subsidiaries to continue any Employee Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (ii) be treated as an amendment to any particular Employee Benefit Plan or employee benefit plan of Purchaser for any purpose; or (iii) guarantee any future employment of any Continuing Employee.

Section 6.5    Public Announcements.

The initial press release with respect to the transactions contemplated hereby (if any) shall be a joint press release, to be agreed upon by Purchaser and the Seller. Thereafter, until the Closing Date (unless this Agreement is validly terminated prior to the Closing Date), Purchaser, on the one hand, and the Seller, on the other hand, shall consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereby (including any Current Report on Form 8-K or any other filing with the SEC to be filed in connection with the transactions contemplated hereby) and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law (other than any such Current Report on Form 8-K or other filing with the SEC), court process or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system; provided, however, that upon and after the Closing, the Seller and its Affiliates shall be entitled to provide general information, including issuing a press release or similar such public announcement, concerning the transactions contemplated hereby to their respective investors and prospective investors for the purpose of fundraising, marketing or reporting or informational activities, in each case without such prior approval of Purchaser. For the avoidance of doubt, the parties hereto acknowledge and agree that each of Purchaser and its Affiliates and the Seller and its Affiliates may provide general information about the subject matter of this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby, including (a) with respect to Purchaser, their effect on Purchaser and the Company’s business and its financial projections and (b) in connection with the financing, marketing, informational or reporting activities of such Persons of the kind customarily provided with respect to investments of this nature.

Section 6.6    Further Assurances.

At and after the Closing Date, each of Purchaser and the Seller shall use its reasonable best efforts from time to time to execute and deliver at the reasonable request of the other party such additional documents and instruments, and to take, or refrain from taking, such other actions as may be reasonably required to give effect to this Agreement and the transactions contemplated hereby.

Section 6.7    Notification of Certain Matters.

(a)    The Company or the Seller shall give prompt notice to Purchaser in writing of: (i) (A) the Company or the Seller becoming aware of any representation or warranty made by the Company or the Seller contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not reasonably be expected to be satisfied or (B) any failure of the Seller, the Company or any Company Subsidiary to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 7.2(c) or Section 7.2(d) would not reasonably be expected to be satisfied; or (ii) the Company becoming aware of the occurrence or existence of any event, development or change that has had, or would reasonably be expected to have, a Company Material Adverse Effect.

(b)    Purchaser shall give prompt notice to the Company in writing of: (i) (A) Purchaser becoming aware of any representation or warranty made by Purchaser contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 7.3(a) would not reasonably be expected to be satisfied or (B) any failure of Purchaser to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 7.3(b) would not reasonably be expected to be satisfied; or (ii) Purchaser becoming aware of the occurrence or existence of any event, development or change that has had, or would reasonably be expected to have, a Purchaser Material Adverse Effect.

Section 6.8    Indemnification; D&O Insurance.

(a)    For six (6) years after the Closing Date, Purchaser shall cause the Company and its Subsidiaries to exculpate, indemnify and hold harmless, and provide advancement of costs and expenses to, all past and present directors, managers, officers and employees of the Company and the Subsidiaries (collectively, the “Company Indemnitees”) to the same extent such Company Indemnitees were exculpated, indemnified, held harmless or had the right to advancement of costs and expenses as of immediately prior to the Closing by the Company and the Subsidiaries pursuant to the Company Organizational Documents in existence on the date of this Agreement with, or for the benefit of, any such Company Indemnitees for matters, acts or omissions occurring on or prior to the Closing. Purchaser shall, and shall cause the Company and its Subsidiaries to: (i) maintain provisions in the Company Organizational Documents no less favorable with respect to the exculpation, advancement of costs and expenses and indemnification of the Company Indemnitees set forth in the Company Organizational Documents as of the date hereof, which provisions shall not be amended or repealed for a period of six (6) years from the Closing Date in any manner that would adversely affect the rights thereunder of any Company Indemnitee; and (ii) maintain in effect indefinitely following the Closing all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers, managers, employees and agents of the Company or any of its Subsidiaries, as in effect immediately prior to the Closing with respect to matters, acts or omissions occurring on or prior to the Closing.

(b)    Prior to the Closing Date, Purchaser shall, at its sole expense, purchase or reimburse the Company for its purchase at Closing of an extension of (or equivalent insurance with respect to coverage, retentions, amounts and other material terms to) the current directors’ and officers’ liability insurance policy (the “D&O Tail Insurance”) of the Company and its Subsidiaries covering those Persons who are, or shall be prior to or upon Closing, covered by the current directors’ and officers’ liability insurance policy of the Company and its Subsidiaries (collectively, the “Company Insured Parties”) for acts or omissions occurring on or prior to the Closing on terms not less favorable to the Company Insured Parties than those of the current directors’ and officers’ liability insurance policy covering the Company Insured Parties; provided, however, that Purchaser shall not be required to expend an amount in excess of two hundred fifty percent (250%) of the premium currently paid by Holdings LLC or the Company, as the case may be, for such insurance; provided, further, that, if applicable, if the annual premiums of such insurance coverage exceed such amount, Purchaser shall cause the Company to obtain a policy with the best coverage available for a cost not exceeding such amount. The D&O Tail Insurance shall provide coverage for a period of six (6) years from the Closing Date for losses to which the Company Insured Parties may be subject for acts or omissions occurring on or prior to the Closing, and Purchaser shall maintain the D&O Tail Insurance in effect and shall not cancel or modify such insurance for such period of six (6) years from the Closing Date.

(c)    In the event that Purchaser, the Company or any of their respective Subsidiaries, successors or assigns: (i) consolidates with or merges or amalgamates into any other Person and is not the continuing or surviving corporation or entity of such consolidation, merger or amalgamation; or (ii) transfers or conveys all or substantially all of its properties and assets to any other Person, then, and in each such case, Purchaser shall ensure that proper provisions shall be made so that the successors and assigns of Purchaser, the Company, any of their respective Subsidiaries, or, in each case, all or substantially all of its or their properties and assets, as the case may be, and their successors and assigns, as applicable, assume the obligations set forth in this Section 6.8.

(d)    Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the Company Indemnitees or the Company Insured Parties on or prior to the sixth (6th) anniversary of the Closing Date, the provisions of this Section 6.8 shall continue in effect until the final disposition of such claim. Purchaser shall cause the Company and its Subsidiaries to take all actions required by, and otherwise comply with, the provisions of this Section 6.8. It is expressly agreed that Company Indemnitees and Company Insured Parties shall be third-party beneficiaries of this Section 6.8.

(e)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of its or their respective directors, managers, officers or employees.

Section 6.9    Taxes.

(a)     Notwithstanding anything to the contrary in this Agreement, Purchaser shall be responsible for the timely payment of all Transfer Taxes arising out of, or incurred in connection with, the transactions contemplated by this Agreement. The determination of “Current Assets” and “Current Liabilities” shall not take into account the effect of any action that Purchaser or its Affiliates (including, after the Closing, the Company or any of its Subsidiaries) take at any time after the Closing and prior to the time the Post-Closing Statement is deemed final and binding pursuant to Section 2.7(b) that decreases the amount or value of any Tax asset included as a Current Asset, or increases the amount or detrimental effect of any Tax liability included as a Current Liability.

(b)    Prior to filing, Purchaser shall provide the Seller with a draft copy of any Tax Return of the Company or any of its Subsidiaries to be filed between the Closing and the time at which the Post-Closing Statement is deemed final and binding pursuant to Section 2.7(b) that would have a material effect on the determination of Net Working Capital, and each such Tax Return shall be subject to the Seller’s prior written approval (such approval not to be unreasonably withheld, conditioned or delayed).

(c)    With respect to Taxes of the Company and its Subsidiaries relating to any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), for purposes of determining the allocation of Taxes in any component of the Final Purchase Price, the portion of any Tax that is allocable to the Taxable period that is deemed to end on the Closing Date will be: (i) in the case of property Taxes and other Taxes similarly imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period up to and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes (including income, capital gains and similar Taxes), determined as though the Taxable year of the Company terminated on (and included) the Closing Date; provided that (A) any Taxes that are the result of or that are attributable to any transactions or actions that occur on the Closing Date but after the Closing outside the ordinary course of business (but excluding, for the avoidance of doubt, the exemptions, allowances or deductions generated by the Company Transaction Expenses) shall not be allocated to the Taxable period that is deemed to end on the Closing Date; (B) in the event that Taxes that are imposed on a periodic basis are attributable to any property which is revalued or re-assessed on or after the Closing Date, the portion of such Taxes allocated to the Taxable period that is deemed to end on the Closing Date shall be determined without taking into account such revaluation or re-assessment; (C) exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable, and, to the extent consistent with Revenue Procedure 2011-29 and applicable Law, the parties agree to treat seventy percent (70%) of any Company Transaction Expenses that are success-based fees as deductible for U.S. federal income Tax purposes in the Taxable period that is deemed to end on the Closing Date; (D) exemptions, allowances or deductions generated by the Company Transaction Expenses shall be treated as allocable to a Taxable period (or portion thereof) ending on or before the Closing Date; and (E) all income Tax attributes of the Company and each of its Subsidiaries, including any applicable net operating losses, net capital losses, research and development Tax credits, research and experimentation Tax credits, investment Tax credits, foreign Tax credits or other Tax credits, and similar Tax attributes of the Company and each of its Subsidiaries that in each case are allocable to any Taxable period (or portion thereof) ending on or before the Closing Date under the principles of this Agreement shall be utilized to reduce the current liability for income Taxes otherwise included in the determination of Net Working Capital, but only to the extent permitted under applicable Law to be utilized in such period with respect to such current liability for income Taxes (and, to the extent such Tax attributes are not utilized to reduce such current liability in such period, such Tax attributes shall not be included in the calculation of “Current Assets”).

(d)    Purchaser, the Company and its Subsidiaries, and the Seller agree to furnish or cause to be furnished to the others, upon request as promptly as practicable, such information and assistance relating to Taxes as the others may reasonably request.

(e)    Purchaser covenants that it will file a consolidated U.S. federal income Tax Return with the Company and its applicable Subsidiaries for the period starting on the day following the Closing Date and, for U.S. federal income Tax purposes, the Company and its applicable Subsidiaries will become members of the affiliated group of corporations of which Purchaser is the common parent or of which Purchaser is a member on the day following the Closing Date.

(f)    Unless Purchaser otherwise requests in writing, any Tax sharing, Tax indemnity, Tax allocation or similar agreements (whether oral or written) with respect to the Company and its Subsidiaries shall be terminated as of or prior to the Closing (other than any such agreements entered into in the ordinary course of business, including, for example, any Tax gross-up provision in a credit arrangement or similar Tax provision in any agreement entered into with third Persons, and agreements not primarily related to Taxes).

(g)    The Seller shall take commercially reasonable efforts to cause each power of attorney with respect to any Tax matters granted by the Seller with respect to the Company or its Subsidiaries to be terminated as of the day prior to the Closing Date unless Purchaser requests in writing that, or grants its written consent for, such power of attorney to remain in effect thereafter.

(h)    Notwithstanding anything to the contrary contained herein, Purchaser shall be entitled (after providing written notice to the Seller at least ten (10) Business Days prior to any deduction or withholding) to deduct and withhold, or cause to be deducted and withheld, from payments made in connection with any of the transactions contemplated by this Agreement, such amounts as are required to be deducted and withheld under the Code or any other applicable provision of U.S. federal, state, local or non-U.S. Tax Law; provided that if withholding can be reduced or eliminated through the collection of any Tax forms, including IRS Forms W-8 or W-9, then at least ten (10) Business Days prior to withholding, Purchaser shall request such Tax forms from any Person for which forms may be necessary (and provide reasonable opportunity for delivery thereof); provided, further, that Purchaser agrees and acknowledges that none of the transactions contemplated by this Agreement is or will be subject to any withholding Tax imposed by the PRC or any other Tax imposed by the PRC, including any Tax resulting from any transactions contemplated by this Agreement under applicable Law, including Bulletin 7. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authority in accordance with applicable Law, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and payment was made.

(i)    To the extent that the provisions of this Section 6.9 are inconsistent with or conflict with any other provisions of this Agreement, the provisions of this Section 6.9 shall control in the case of matters relating to Taxes.

Section 6.10    Closing Date Funded Indebtedness Pay-off.

Prior to or upon the Closing Date, the Company shall provide Purchaser with the Pay-off Letters from each Person designated to receive a payment with respect to the Closing Date Funded Indebtedness. On the Closing Date, the Company shall deliver to Purchaser evidence that all Liens on the Company’s and any of its Subsidiaries’ assets arising as a result of Closing Date Funded Indebtedness, for which Pay-off Letters were delivered pursuant to Section 2.5(b), shall be released (effective upon the repayment and discharge of the Closing Date Funded Indebtedness), and Purchaser shall pay to each Person designated in Pay-off Letters delivered by the Company by wire transfer of immediately available funds, an aggregate amount equal to the applicable Closing Date Funded Indebtedness upon the Closing pursuant to Section 2.6.

Section 6.11    Financing.

(a)    Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Debt Financing described in the Debt Commitment Letter at Closing on the terms and conditions (including pursuant to any “flex” provisions in any fee letter relating to the Debt Financing) described therein including (i) to maintain in effect the Debt Commitment Letter until the consummation of the transactions contemplated hereby, (ii) to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter (collectively, the “Debt Financing Agreements”) on terms and conditions (including “flex” provisions) no less favorable to Purchaser in any material respect than those contained in the Debt Commitment Letter or, if available, on other terms that are acceptable to Purchaser and would not adversely affect the ability of Purchaser to timely consummate the transactions contemplated herein or effect the timely funding of the Debt Financing, (iii) to satisfy all conditions and covenants within the control of Purchaser in the Debt Commitment Letter and Debt Financing Agreements prior to or concurrently with Closing and otherwise comply with its obligations thereunder, (iv) to consummate the Debt Financing at or prior to the Closing and (v) subject to the satisfaction or waiver of the conditions set forth in the Debt Commitment Letter, to enforce its rights under the Debt Commitment Letter (including by using reasonable best efforts to cause the financial institutions providing the Debt Financing to fund the Debt Financing contemplated by the Debt Commitment Letter; provided that Purchaser shall not be required to bring any litigation (or similar action) against any Debt Financing Source). Purchaser shall not enter into any amendments or modifications to or replacement of, or grant any waivers of, any condition or other provision or remedy under the Debt Commitment Letter or the Debt Financing Agreements without the prior written consent of the Company if such amendments, modifications, replacements, terminations or waivers would (A) reduce the aggregate amount of cash proceeds available from the Debt Financing below the amount which, together with cash on hand of Purchaser, in the aggregate is sufficient for Purchaser to, on the Closing Date, make payments required to be made pursuant to this Agreement, (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (x) adversely affect the ability of Purchaser to timely consummate the transactions contemplated hereby or adversely impact the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter or the Debt Financing Agreements or (y) make the timely funding of the Debt Financing less likely to occur on the Closing Date or (C) release any Debt Financing Source from its obligations under the Debt Commitment Letter (provided that, notwithstanding the foregoing or anything else in this Agreement, no consent from the Company shall be required for any amendment, replacement, supplement or modification of the Debt Commitment Letter (I) to modify pricing in any manner that does not reduce the amount of proceeds of the Debt Financing and/or implement or exercise any of the “market flex” provisions contemplated by any fee letter referenced in the Debt Commitment Letter, if applicable, or (II) to add additional Debt Financing Sources). Without limiting the generality of the foregoing, Purchaser shall give the Company prompt notice (and in any event within three (3) Business Days) (w) of any amendment or modification to the Debt Commitment Letter or any replacement of the Debt Commitment Letter, (x) of any actual breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by Purchaser (or to the Knowledge of Purchaser, any other party thereto) of any of the Debt Commitment Letter or Debt Financing Agreements, (y) of the receipt of any written notice or other written communication from any Person with respect to any actual or potential breach, default, termination or repudiation by any party to any of the Debt Commitment Letter or Debt Financing Agreements of any provisions of the Debt Commitment Letter or Debt Financing Agreements, and (z) if for any reason Purchaser determines in good faith that it is reasonably likely it will not be able to satisfy any of the obligations to, or otherwise be able to obtain, some or any portion (and such portion could reasonably be expected to be required to fund the aggregate amounts required to be paid by Purchaser pursuant to this Agreement on the Closing Date) of the Debt Financing on the date the Closing would be required to be consummated. Promptly (and in any event within three (3) Business Days) after the date the Company delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (w), (x), (y) or (z) above. Upon the occurrence of any circumstance referred to in clause (x), (y) or (z) above or if any portion of the Debt Financing becomes unavailable, and such portion is reasonably required to fund the aggregate amounts required to be paid by Purchaser pursuant to this Agreement on the Closing Date, Purchaser shall use its reasonable best efforts to arrange and obtain in replacement thereof alternative financing from the same or alternative sources in an amount that, when combined with the amount of cash on hand at Purchaser, in the aggregate is sufficient for Purchaser to, on the Closing Date, pay the aggregate amounts required to be paid by Purchaser pursuant to this Agreement (an “Alternative Financing”) on terms and conditions not materially less favorable, in the aggregate, to the Company or Purchaser than the terms set forth in the Debt Commitment Letter (including the “flex” provisions thereof). Any reference in this Agreement to (1) the “Debt Financing” shall include any Alternative Financing, (2) the “Debt Commitment Letter” shall include the commitment letter and any corresponding fee letter with respect to any Alternative Financing, (3) the “Debt Financing Agreements” shall include the definitive agreements with respect to any Alternative Financing and (4) the “Debt Financing Sources” shall include the financing institutions contemplated to provide any Alternative Financing. Purchaser shall keep the Company informed on a reasonably current basis in reasonable detail of all material activity concerning the status of its efforts to arrange the Debt Financing, including any Alternative Financing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained herein shall require, and in no event shall the efforts of Purchaser be deemed or construed to require, Purchaser to (A) pay any fees, any interest rates or other amounts applicable to the Debt Financing that are, in the aggregate, in excess of the aggregate amount of fees, interest and other amounts contemplated by the Debt Commitment Letter and any fee letter referenced in the Debt Commitment Letter, if applicable, (B) agree to any terms or conditions (including any “market flex” provisions) less favorable in the aggregate to Purchaser than the terms and conditions of the Debt Commitment Letter and fee letters as in effect on the date hereof, (C) agree to amend or waive any condition or term of this Agreement or (D) initiate, prosecute or maintain any Action against any Debt Financing Source or other Persons providing the Debt Financing or Persons party to the Debt Commitment Letter or the fee letter referenced in the Debt Commitment Letter.

(b)    Prior to the Closing, the Company and the Seller shall use, and shall cause their Subsidiaries to use, and shall use their reasonable best efforts to cause their respective officers, directors, employees, accountants, consultants, legal counsel and agents to use, reasonable best efforts to provide to Purchaser, at Purchaser’s sole expense, reasonable cooperation requested by Purchaser that is customary or reasonably requested in connection with arranging, obtaining and syndicating the Debt Financing and causing the conditions in the Debt Commitment Letter to be satisfied, including (i) participating, to the extent reasonably requested by Purchaser (by management teams with appropriate seniority), in a reasonable number of meetings and calls (including customary lender or investor meetings and calls between senior management of the Company and the parties acting as lead arrangers, bookrunners, underwriters or agents for, and prospective lenders or purchasers for, the Debt Financing), presentations, road shows, due diligence sessions and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed, (ii) furnishing (x) the financial statements which are required to satisfy the conditions set forth in clauses (a) and (b) of paragraph 6 of Exhibit C of the Debt Commitment Letter and (y) such other financial and other pertinent information regarding the Company as may be reasonably requested by Purchaser and that is existing and in the possession or control of the Company (including the unaudited consolidated balance sheet and related statements of income and cash flows of the Company for each fiscal quarter subsequent to September 30, 2017 that shall have ended at least forty-five (45) days prior to the Closing Date), (iii) executing and delivering customary definitive financing documentation (including with respect to collateral securing the Debt Financing) and customary certificates or other similar documents and instruments as may be reasonably requested by Purchaser, in each case, as necessary and customary in connection with the consummation of the

Debt Financing, (iv) coordinating customary releases, including releases of related guarantees, liens and other security interests, (v) if reasonably requested in writing at least ten (10) days prior to Closing, providing at least three (3) Business Days prior to Closing, and as reasonably requested by Purchaser, all documentation and other information with respect to the Company and its Affiliates that any Debt Financing Source has determined is required by regulatory authorities in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, (vi) reasonably assisting Purchaser in the preparation of customary materials for rating agency presentations, syndication documents and materials, including bank information memoranda, lender or investor presentations, marketing materials and similar documents required in connection with the Debt Financing, including the execution and delivery of customary authorization letters in connection therewith, (vii) using reasonable best efforts to cooperate with the Debt Financing Sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company and (viii) in the event Purchaser notifies the Company that prior to the Closing Date Purchaser desires to offer debt securities pursuant to Rule 144A in lieu of all or a portion of the Debt Financing (provided that such financing would not result in a delay to the Closing), such cooperation (including customary comfort letters from the Company’s auditors with respect to financial information of Company included in the offering document for such offering) reasonably requested by Purchaser with respect to information concerning the Company that is customary and necessary in connection with a Rule 144A offering of debt securities; provided, however, that (A) irrespective of the above, no obligation of the Company or any of its Subsidiaries under any such certificate, document or instrument (other than the customary authorization letters referred to above) shall be effective until the Closing, and none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Closing, (B) nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Seller, the Company or their respective Subsidiaries or violate any term or provision of any Contract of the Seller, the Company or their respective Subsidiaries, (C) none of the Seller, the Company or any of their respective Subsidiaries shall be required to issue any offering or information document and (D) nothing shall obligate the Seller, the Company or any of their respective Subsidiaries to provide any information that would violate any obligations of confidentiality or result in a violation of Law or loss of any privilege. Purchaser acknowledges and agrees that the Seller, the Company and their respective Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to, any Person under or in connection with the arrangement or consummation of the Debt Financing or any alternative financing that Purchaser may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.11 and that Purchaser shall indemnify and hold harmless the Seller, the Company and their respective Affiliates and their respective Representatives from and against any and all liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with the financing contemplated by the Debt Commitment Letter or any alternative financing and any information utilized in connection therewith, except to the extent arising or resulting from such Persons’ material and willful breach of this Section 6.11 or gross negligence, bad faith or willful misconduct. Whether or not the

Closing occurs, Purchaser shall, promptly upon request by the Company, reimburse the Company for all costs and expenses (including reasonable and documented attorneys’ fees, reasonable and documented accounting fees and other reasonable and documented fees and out-of-pocket expenses) incurred by the Company and its Affiliates and their respective Representatives in connection with this Section 6.11(b). The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the Debt Financing; provided that such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect the Company (or any of its Subsidiaries) or its reputation or goodwill (or the reputation or goodwill of any of its Subsidiaries).

(c)    The Company shall not be required under the provisions of this Section 6.11 or otherwise in connection with the Debt Commitment Letter (i) to pay any commitment or other similar fee prior to the Closing or (ii) to incur any expense unless such expense is to be promptly reimbursed by Purchaser pursuant to Section 6.11(b).

Section 6.12    Confidentiality.

For a period of five (5) years from and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all non-public information concerning the Company; provided, however, that no such party shall be prevented from making disclosures required by applicable Law. The obligations of confidentiality in this Section 6.12 shall not apply to information which was or is obtained on a non-confidential basis from other sources not bound by an obligation to Purchaser and its Subsidiaries (including the Company and its Subsidiaries), which was or is or becomes generally available to the public, which ceases to be a trade secret, which is developed without reference to such non-public information concerning the Company or which is required to be disclosed to a Governmental Authority, including pursuant to an Order or applicable Law by a Governmental Authority otherwise in connection with any Action.

Section 6.13    No Solicitation of Other Bids.

Prior to the Closing, the Seller shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (a) knowingly or intentionally encourage, solicit, initiate, or knowingly facilitate the submission of inquiries or the making of any proposal that may constitute, or would reasonably be expected to lead to, an Acquisition Proposal (other than with Purchaser, its Affiliates and their respective Representatives); (b) enter into or continue any discussions or negotiations with, or provide any information to, any Person with respect to a possible Acquisition Proposal (other than with Purchaser, its Affiliates and their respective Representatives); or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal (other than with Purchaser, its Affiliates and their respective Representatives). The Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates and shall direct all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal (including terminating VDR account access to any Persons other than Purchaser, its Affiliates and Representatives). For purposes hereof,

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company and its Subsidiaries (other than any transaction contemplated by Section 6.15 of the Company Disclosure Letter); (ii) the sale of all or material portion of the capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of all or a material portion of the properties or assets Company and its Subsidiaries, taken as a whole (other than any transaction contemplated by Section 6.15 of the Company Disclosure Letter). The Seller agrees that the rights and remedies for noncompliance with this Section 6.13 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser.

Section 6.14    Engineer Retention Program.

Purchaser will fund the employee retention program with respect to certain of the Company’s engineers to be established prior to the Closing, but which shall be effective only if the Closing occurs (it being understood that no amounts, costs or expenses related to the program shall be Company Transaction Expenses and no such funds shall be included as Cash).

Section 6.15    Discontinued Operations.

From the date hereof and prior to the Closing or such earlier date as this Agreement may be terminated in accordance with its terms, the Company shall, and shall cause its Subsidiaries to, perform the obligations set forth on Section 6.15 of the Company Disclosure Letter with respect to certain discontinued operations of the Company and its Subsidiaries in accordance with the terms thereof.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1    Conditions to Each Party’s Obligations.

The respective obligation of each party to consummate the transactions contemplated hereby is subject to the satisfaction or waiver, to the extent permitted by applicable Law, on or prior to the Closing Date of the following conditions:

(a)    Antitrust. The waiting period applicable to, or clearance with respect to, the transactions contemplated by this Agreement under the HSR Act (the “Antitrust Clearance”) shall have terminated, expired or been obtained.

(b)    No Injunctions or Restraints. No applicable Order or Law shall be in effect that prohibits or prevents or makes illegal the consummation of the transactions contemplated hereby (collectively, “Restraints”).

(c)    Security Approval. The parties shall have obtained Security Approval.

Section 7.2    Conditions to Obligations of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated hereby is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties of the Seller. (i) The Fundamental Representations of the Seller shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such Fundamental Representations addressed matters as of an earlier date (in which case such Fundamental Representations shall be so true and correct only as of such earlier date); and (ii) the other representations and warranties of the Seller, without giving effect to any qualification as to “material,” “materiality,” or “Seller Material Adverse Effect” set forth herein, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such representation and warranty addressed matters as of an earlier date (in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had a Seller Material Adverse Effect.

(b)    Representations and Warranties of the Company. (i) The Fundamental Representations of the Company shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent: (A) any such Fundamental Representations addressed matters as of an earlier date (in which case such Fundamental Representations shall be so true and correct only as of such earlier date); or (B) of any failure of such Fundamental Representation to be so true and correct as a result of (1) actions expressly required to be taken by this Agreement or (2) any action or failure to take action that is expressly permitted by or approved by Purchaser pursuant to Section 6.1; and (ii) the other representations and warranties of the Company, without giving effect to any qualification as to “material,” “materiality,” “Company Material Adverse Effect” or similar materiality qualification set forth herein, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such representation and warranty addresses matters as of an earlier date (in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had a Company Material Adverse Effect.

(c)    Performance of the Obligations of the Seller. The Seller shall have performed or complied with in all material respects all obligations and covenants required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(d)    Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations and covenants required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(e)    Material Adverse Effect. Since the date hereof, there shall not have occurred and be continuing a Company Material Adverse Effect.

(f)    Officers’ Certificates. Purchaser shall have received a certificate signed on behalf of the Seller by an authorized officer (or functional equivalent) of the Seller certifying as to the matters set forth in Section 7.2(a) and Section 7.2(c). Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company certifying as to the matters set forth in Section 7.2(b), Section 7.2(d) and Section 7.2(e).

Section 7.3    Conditions to Obligations of the Seller.

The obligation of the Seller to consummate the transactions contemplated hereby is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a)    Representations and Warranties of Purchaser. (i) The Fundamental Representations of Purchaser shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such Fundamental Representations addressed matters as of an earlier date (in which case such Fundamental Representations shall be so true and correct only as of such earlier date); and (ii) the other representations and warranties of Purchaser, without giving effect to any qualification as to “material,” “materiality” or “Purchaser Material Adverse Effect” or similar materiality qualification set forth herein, shall be true and correct as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent any such representation and warranty addresses matters as of an earlier date (in which case such representation and warranty shall be so true and correct only as of such earlier date), other than for such failures to be so true and correct that, individually or in the aggregate, have not had a Purchaser Material Adverse Effect.

(b)    Performance of the Obligations of Purchaser. Purchaser shall have performed or complied with in all material respects all obligations and covenants required to be performed or complied with by it pursuant to this Agreement at or prior to the Closing.

(c)    Officer’s Certificate. The Seller shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser certifying as to the matters set forth in Section 7.3(a) and Section 7.3(b).

Section 7.4    Frustration of Closing Conditions.

None of Purchaser or the Seller may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the transactions contemplated by this Agreement, as required by Section 6.3.

ARTICLE VIII

SURVIVAL; TERMINATION; EXPENSES

Section 8.1    Survival.

None of the representations, warranties, covenants or agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement shall survive the Closing; provided, however, that this Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Closing, and such covenants or agreements shall in accordance with their terms survive until fully performed. The foregoing is not intended to limit the survival periods contained in any representation and warranty policy Purchaser obtains from a third-party insurance provider in connection with this Agreement. It being understood and agreed that, and notwithstanding the obtainment of any such policy referenced above, the Seller shall have no liability to Purchaser (or any other Person) for hereunder other than in the case of actual fraud committed by the Seller in the making of the representations and warranties set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter or Seller Disclosure Letter, as applicable).

Section 8.2    Termination.

This Agreement may be terminated and the transactions contemplated hereby may be terminated and abandoned at any time prior to the Closing:

(a)    by the mutual written consent of the Seller and Purchaser;

(b)    by:

(i)    either the Seller or Purchaser, if the Closing has not occurred on or before the six (6)-month anniversary of the date hereof (the “End Date”); provided, however, that any right of the party seeking to terminate this Agreement pursuant to this Section 8.2(b)(i) shall not be available to such party if the failure to consummate the Closing by the End Date arises out of, or results from, any material breach by such party of any representation, warranty, covenant or obligation contained herein; provided, further, that if on the End Date the conditions set forth in Section 7.1(a) (Antitrust) or Section 7.1(c) (Security Approval) have not been satisfied but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions shall be capable of being satisfied), either the Seller or Purchaser may, by written notice delivered to such other party, extend the End Date by an additional three (3) months, which extended date shall thereafter be considered the End Date; provided, however, that any right of the party seeking to extend the End Date pursuant to this Section 8.2(b)(i) shall not be available to such party if the failure to consummate the Closing by the End Date arises out of, or results from, any material breach by such party of any representation, warranty, covenant or obligation contained herein;

(ii)    either the Seller or Purchaser, if any Restraint shall be in effect and shall have become final and nonappealable; provided, however, that any right of the party seeking to terminate this Agreement under this Section 8.2(b)(ii) shall not be available to such party if: (A) such Restraint arises out of, or results from, any material breach by such party of any representation, warranty, covenant or obligation contained herein; or (B) such party is then in material breach of any representation, warranty, covenant, or obligation contained herein;

(iii)    Purchaser, if there shall have been a breach by the Seller or the Company of any of their respective representations, warranties, covenants or obligations set forth in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.1 or Section 7.2 and in any such case such breach: (A) shall by its nature be incapable of being cured; or (B) if capable of being cured, shall not have been cured by the earlier of: (1) twenty (20) calendar days after written notice thereof shall have been received by the Seller; or (2) the End Date; provided, however, that the right of Purchaser under this Section 8.2(b)(iii) shall not be available if Purchaser is then in material breach of any representation, warranty, covenant, or obligation contained herein;

(iv)    the Seller, if there shall have been a breach by Purchaser of any of its representations, warranties, covenants or obligations set forth in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 7.1 or Section 7.3, and in any such case such breach: (A) shall by its nature be incapable of being cured; or (B) if capable of being cured, shall not have been cured by the earlier of: (1) twenty (20) calendar days after written notice thereof shall have been received by Purchaser; or (2) the End Date; provided, however, that the right of the Seller under this Section 8.2(b)(iv) shall not be available if the Seller or the Company is then in material breach of any representation, warranty, covenant or obligation contained herein; or

(v)    the Seller, if Purchaser fails to consummate the Closing within three (3) Business Days after satisfaction or waiver (to the extent waiver is not prohibited by applicable Law) of the conditions set forth in Section 7.1 and Section 7.2 (other than those conditions that by their nature are to be satisfied at the Closing); provided, however, that, in the case of conditions set forth in Section 7.2, such conditions are capable of being satisfied if the Closing were to occur in accordance with the terms of this Agreement.

The party desiring to terminate this Agreement pursuant to the foregoing clause (b) of this Section 8.2 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision hereof pursuant to which such termination is effected.

Section 8.3    Effect of Termination; Procedure.

(a)    Except as set forth in this Section 8.3, if, and in the event, this Agreement is terminated pursuant to Section 8.2, this Agreement shall become void and of no effect with no liability or further obligation on the part of any party hereto arising under or out of this Agreement, except that: (i) the provisions of Section 6.2 (Access to Information; Confidentiality), this Section 8.3, Section 8.4 (Fees and Expenses), Article IX (Miscellaneous) and the agreements contained in the Confidentiality Agreement (to the extent set forth therein), shall each survive the termination hereof; and (ii) no such termination shall relieve any party hereto of any liability for losses, costs and damages incurred by another party resulting from any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement. For purposes of this Agreement, “willful and material breach” shall mean (A) any deliberate act or failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act, and (B) without limiting clause (A) above, (1) Purchaser’s breach or failure to take any action that would otherwise be required pursuant to Section 6.3 (Regulatory Filings; Reasonable Best Efforts) and/or (2) Purchaser’s failure to consummate the Closing giving rise to a right of termination by the Seller pursuant to Section 8.2(b)(v).

(b)    If this Agreement is terminated by (i) either the Seller or Purchaser pursuant to (A) Section 8.2(b)(ii), but only if the applicable Restraint relates to any Antitrust Laws or Security Approval, (B) Section 8.2(b)(i) and, in the case of this clause (B), at the time of such termination, all of the conditions set forth in Section 7.1(b) (No Injunctions or Restraints) (other than as a result of any matter relating to any Antitrust Laws or Security Approval) and Section 7.2 (other than conditions that by their nature are to be satisfied at the Closing, but that are capable of being satisfied if the Closing were to occur on the date of such termination) have been satisfied; or (ii) Purchaser under any other provision of Section 8.2 and, at the time of such termination, this Agreement could have been terminated by the Seller under the provisions and circumstances described in the immediately preceding clause (i), then promptly, but in no event later than five (5) Business Days after the date of such termination, Purchaser shall pay to the Seller a termination fee equal to Thirty-One Million Dollars ($31,000,000) (the “Purchaser Termination Fee”), by wire transfer of immediately available funds to one or more accounts designated in writing by the Seller.

(c)    For the avoidance of doubt, the Company and the Seller may pursue both a grant of specific performance of the obligation of Purchaser to consummate the transactions contemplated hereby pursuant to the terms of this Agreement pursuant to Section 9.13 and the payment of the Purchaser Termination Fee under this Section 8.3; provided, however, under no circumstances shall the Company and the Seller be permitted or entitled to receive both a grant of such specific performance requiring Purchaser to consummate the transactions contemplated hereby pursuant to the terms of this Agreement pursuant to Section 9.13 and the payment of the Purchaser Termination Fee under this Section 8.3. In no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion hereunder; provided, however, that Purchaser agrees and acknowledges that nothing in this Section 8.3 shall prevent the Company or the Seller from pursuing or obtaining any rights or remedies any such Person may have under any other provisions of this Agreement which shall be cumulative and in addition to those rights and remedies set forth in this Section 8.3.

(d)    Purchaser acknowledges that the agreements contained in Section 8.3 are an integral part of the transactions contemplated hereby, and that without these agreements, the Seller would not have entered into this Agreement. If either party brings an Action to enforce its rights under this Agreement, the losing party shall pay to the prevailing party its reasonable and documented, out-of-pocket professional fees, filing costs and related fees and expenses (including reasonable attorney’s fees and expenses and disbursements) in connection with such Action. Solely for the purposes of establishing the basis for the amount thereof and without limiting any other right or remedies the Company or the Seller may have at law or in equity or pursuant to the terms of this Agreement, including to recover for the damages, losses and liabilities of the Seller and the Company (and its Subsidiaries) (which rights and remedies are cumulative and in addition to any rights set forth in this Section 8.3), it is agreed that the Purchaser Termination Fee is a form of liquidated damages (but not an establishment of the aggregate amount of damages, losses and liabilities suffered by the Seller and the Company (and its Subsidiaries)), and not a penalty, and the payment of the Purchaser Termination Fee in the circumstances specified herein is supported by due and sufficient consideration.

(e)    In the event this Agreement is terminated pursuant to Section 8.2:

(i)    all confidential information received by Purchaser or any of Purchaser’s Representatives with respect to the business of any other party or its Affiliates shall be treated in accordance with any applicable provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement and which is hereby amended to extend the term of such agreement for an additional two (2) years from the date of this Agreement; and

(ii)    all filings, applications and other submissions made by any party to any Person, including any Governmental Authority, in connection with the transactions contemplated by this Agreement shall, to the extent practicable and not legally prohibited, be withdrawn from such Person by such party.

Section 8.4    Fees and Expenses.

Other than as expressly provided in this Agreement, including as specifically set forth in Section 2.7(d), Section 6.3, Section 6.9 and this Section 8.4, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that, if the Closing occurs, the Company may, at or following the Closing, pay such fees, costs and expenses of Purchaser (it being understood and acknowledged that such fees, costs and expenses shall not be considered, or included as, Company Transaction Expenses or in the calculation of Net Working Capital or Cash).

ARTICLE IX

MISCELLANEOUS

Section 9.1    Release.

(a)    Effective as of the Closing, Purchaser, for itself and the Company, and their respective Affiliates and their respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Purchaser Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Purchaser Releasors has, might have or might assert now or in the future, against the Seller and any of its Affiliates and their respective successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Seller Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing (collectively, the “Purchaser Released Claims”); provided, however, that for the avoidance of doubt and notwithstanding anything to the contrary the Purchaser Released Claims shall not include any claims arising out of or in connection with (i) any matters, agreements, events, acts or conduct to the extent occurring at any time after the Closing Date, and (ii) this Agreement, the Transaction Documents, the documents delivered in connection herewith or therewith and the transactions contemplated hereby or thereby. Purchaser shall, and shall cause its Affiliates to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Seller Releasee based upon any matter released pursuant to this Section 9.1(a).

(b)    Effective as of the Closing, the Seller, for itself and its Affiliates and their respective successors, assigns, executors, heirs, officers, directors, managers, partners and employees (each, a “Seller Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any of the Seller Releasors has, might have or might assert now or in the future, against Purchaser, the Company and any of their Affiliates and their respective successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Purchaser Releasee”), arising out of, based upon or resulting from such Seller Releasor’s rights as a direct or indirect holder of Shares, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing (collectively, the “Seller Released Claims”); provided, however, that for the avoidance of doubt and notwithstanding anything to the contrary the Seller Released Claims shall not include any claims arising out of or in connection with (i) any matters, agreements, events, acts or conduct to the extent occurring at any time after the Closing Date, and (ii) this Agreement, the Transaction Documents, the documents delivered in connection herewith or therewith and the transactions contemplated hereby or thereby. The Seller shall, and shall cause its Affiliates to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding, of any kind against a Purchaser Releasee based upon any matter released pursuant to this Section 9.1(b).

Section 9.2    Disclosure Letters.

The Seller Disclosure Letter, Company Disclosure Letter, Purchaser Disclosure Letter (collectively, the “Disclosure Letters”) and the Exhibits attached hereto and thereto shall be construed with, and as an integral part of, this Agreement. Each capitalized term used in any Exhibit or Disclosure Letter but not otherwise defined therein shall be defined as set forth in this Agreement. The Disclosure Letters have been arranged in numbered and lettered sections and subsections corresponding to the applicable numbered and lettered sections and subsections contained in this Agreement. Each item disclosed in the applicable Disclosure Letter shall constitute an exception to, or as applicable, disclosure for the purposes of, the representations and warranties (or covenants, as applicable) to which it makes reference and shall also be deemed to be constructively disclosed or set forth in any other section in such Disclosure Letter relating to other sections of this Agreement to the extent a cross-reference is expressly made to such other section in such Disclosure Letter or to the extent that the relevance of such item as an exception to, or as applicable, disclosure for the purposes of, another section of this Agreement is readily apparent from the face of such disclosure that such disclosure also qualifies or applies to, or is disclosed for the purposes of, such other section of this Agreement. The fact that any item of information is disclosed in any Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Company Material Adverse Effect,” “Seller Material Adverse Effect,” “Purchaser Material Adverse Effect” or other similar terms in this Agreement. The inclusion of any item on the Disclosure Letters shall not constitute an admission by the Company, the Seller or Purchaser, as applicable, that such item is or is not material. No disclosure in any Disclosure Letter relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The Disclosure Letters and the information contained in the Disclosure Letters are intended only to qualify or provide disclosure for the purposes of the applicable representations, warranties and covenants contained in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

Section 9.3    Amendments; No Waivers.

(a)    Any provision of this Agreement may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and Purchaser, or, in the case of a waiver, by the party against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

(c)    Notwithstanding anything to the contrary in this Agreement, none of this Section 9.3 or Sections 9.7, 9.11 and 9.16 (and the related definitions and other provisions of this Agreement to the extent an amendment, modification, waiver or termination would serve to modify the substance or provisions of such Sections) may be amended, modified, waived or terminated in a manner that is adverse in any respect to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 9.4    Notices.

All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or e-mail (with a copy sent by one of the foregoing means), charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication, or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s facsimile machine or computer showing that such communication was sent to the appropriate facsimile number or electronic mail address on a specified date, if sent by facsimile or e-mail. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five (5) Business Days’ prior written notice pursuant to this Section 9.4:

(a)    if to Purchaser or, following the Closing, to the Company, to:

TTM Technologies, Inc.

520 Maryville Centre Drive, Suite 400, St. Louis, MO 63141

Attention:	Dan Weber
Facsimile:	(314) 746-2205
Email:	dan.weber@ttm.com

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Seven Times Square, New York, NY 10036

Attention:	Tobias L. Knapp
Facsimile:	(212) 326-2061
Email:	tknapp@omm.com

(b)    if to the Seller or, prior to the Closing, to the Company, to:

Anaren Holdings LLC

c/o Veritas Capital Fund Management, L.L.C.

9 West 57th Street, 29th Floor

New York, New York 10019

Attention:	Benjamin Polk; Joe Benavides
Facsimile:	(212) 688-9411
Email:	Bpolk@veritascapital.com;
Jbenavides@veritascapital.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036-6522

Attention:	Kenneth M. Wolff; June S. Dipchand
Facsimile:	(917) 777-2681; (917) 777-2072
Email:	kenneth.wolff@skadden.com;
june.dipchand@skadden.com

Section 9.5    Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations pursuant to this Agreement without the prior written consent of the other parties hereto, except that Purchaser may assign all or any portion of its rights and obligations under this Agreement without such consent to any wholly owned U.S. Subsidiary of Purchaser (so long as any such assignment does not relieve Purchaser of its obligations hereunder (as if such rights and obligations had not been so assigned)). Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.5 shall be void ab initio.

Section 9.6    Governing Law.

This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

Section 9.7    Consent to Jurisdiction; Waiver of Jury Trial.

(a)    With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby (except as provided in Section 2.7), each of the parties hereto: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware; or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated by this Agreement in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it will not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each party hereto may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.4. Nothing in this Section 9.7, however, shall affect the right of any person to serve legal process in any other manner permitted by law. For the avoidance of doubt, any claims subject to Section 2.7 shall be finally and conclusively determined in accordance with such Section.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO (X) ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, THE ESCROW AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. BY THIS AGREEMENT, AND (Y) ANY LITIGATION RELATING TO THE DEBT FINANCING OR INVOLVING A DEBT FINANCING SOURCE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.7(b).

(c)    Notwithstanding anything herein to the contrary, each of the parties hereto agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against the Debt Financing Sources in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, (ii) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against the Debt Financing Sources in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York and any appellate court thereof, and each party hereto submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) not to bring or permit any of its affiliates or representatives to bring or support anyone else in bringing any such action in any other court, (iv) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, (v) that the laws described in the first sub-clause of this Section 9.7(c) shall govern any such action and (vi) to waive and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court.

Section 9.8    Privilege; Counsel.

Skadden has been engaged by Holdings LLC to represent it and the Company in connection with the transactions contemplated hereby. Purchaser (on its behalf and on behalf of its Affiliates) hereby: (a) agrees that, in the event that a dispute arises after the Closing between Purchaser and/or any of its Affiliates, on the one hand, and Holdings LLC and/or any of its Affiliates, on the other hand, Skadden may represent Holdings LLC in such dispute even though the interests of Holdings LLC may be directly adverse to Purchaser, the Company or any of their Affiliates and even though Skadden may have represented the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser or the Company; and (b) waives any conflict in connection therewith. Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Skadden, Holdings LLC, the Company and/or the Company’s Subsidiaries (including any of their respective directors, officers, managers, employees or agents) that relate in any way to this Agreement, the Escrow Agreement, the Confidentiality Agreement or the transactions contemplated hereby or thereby or the negotiation of the same, the attorney-client privilege and the expectation of client confidence belongs to Holdings LLC and shall be controlled by Holdings LLC and shall not pass to or be claimed by Purchaser, the Company or any of their Affiliates after the Closing. Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the parties have each undertaken reasonable efforts to prevent the disclosure of confidential or attorney-client privileged information. Notwithstanding those efforts, Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that the consummation of the transactions contemplated by this Agreement may result in the inadvertent disclosure of information that may be confidential and/or subject to a claim of privilege. Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential and/or subject to a claim of privilege shall not prejudice or otherwise constitute a waiver of any claim of privilege. Purchaser (on its behalf and on behalf of its Affiliates) agrees to use reasonable best efforts to return promptly any inadvertently disclosed information to the appropriate Person upon becoming aware of its existence. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between Purchaser, the Company or any of their Affiliates and a third Person other than a party to this Agreement, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third Person; provided, however, that the Company may not waive such privilege without the prior written consent of Holdings LLC. Skadden shall be a third-party beneficiary for the purposes of this Section 9.8.

Section 9.9    Counterparts; Effectiveness.

This Agreement may be executed in two (2) or more counterparts (which may be delivered by facsimile or other electronic transmission), each of which together shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 9.10    Entire Agreement.

This Agreement (including the Disclosure Letters and the Exhibits, schedules, and annexes hereto and thereto), the Confidentiality Agreement and the Escrow Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, whether oral or written, with respect to the subject matter hereof and thereof.

Section 9.11    Third-Party Beneficiaries.

This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such successors and permitted assigns, any legal or equitable rights hereunder; provided, however, that the parties hereto specifically acknowledge and agree that: (a) the provisions of Section 6.8(a) are intended to be for the benefit of, and shall be enforceable by, the Company Indemnitees and Company Insured Parties; (b) the provisions of Section 9.1(a) are intended to be for the benefit of, and shall be enforceable by, each Seller Releasee; (c) the provisions of Section 9.1(b) are intended to be for the benefit of, and shall be enforceable by, each Purchaser Releasee; (d) the provisions of Section 9.8 are intended to be for the benefit of, and shall be enforceable by, Skadden; and (e) the provisions of Sections 9.3, 9.7, 9.11 and 9.16 are intended to be for the benefit of, and shall be enforceable by, the Debt Financing Sources.

Section 9.12    Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

Section 9.13    Specific Performance.

The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the parties hereto do not perform their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief on any basis, including the basis that any other party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any party seeking: (a) an injunction or injunctions to prevent breaches of this Agreement; (b) to enforce specifically the terms and provisions of this Agreement; and/or (c) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy.

Section 9.14    No Setoff.

Each of the parties hereto acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that it and its Affiliates shall have no right hereunder or pursuant to applicable Law to, and shall not, offset any amounts due and owing (or that become due and owing) pursuant to this Agreement or the Escrow Agreement to any other party hereto or thereto or such party’s Affiliates against any amounts due and owing to such other party or such other party’s Affiliates pursuant to this Agreement, the Escrow Agreement or any other Contract.

Section 9.15    Construction.

(a)    The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Disclosure Letters and the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letters are to the preamble, recitals, Sections, Articles, Exhibits or Disclosure Letters of, or to, this Agreement; (iv) the word “or” shall not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) Purchaser, the Seller and the Company shall be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires); (vii) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (viii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (ix) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (x) the measure of a period of one (1) month or year for the purposes of this Agreement shall be the date of the following month or year corresponding to the starting date; provided, however, that, if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1); provided, further, that, if the last calendar day of such period is a non-Business Day, then the period in question shall end on the next succeeding Business Day; and (xi) for the purposes of this Agreement, references to the term “delivered by the Company,” “delivered by the Seller,” “delivered to Purchaser,” “furnished to Purchaser,” “made available to Purchaser” or similar expressions shall mean that Holdings LLC or the Seller, as applicable, and/or the Company has: (A) posted such materials to the VDR, in a manner that enables viewing of such materials by Purchaser and its Representatives no later than 8:00 P.M. Eastern Time on the full calendar day immediately prior to the date of this Agreement or (B) set forth a copy of such materials in the Seller Disclosure Letter or the Company Disclosure Letter. The parties agree that neither the first sentence of Article III, in the case of the Company, nor the first sentence of Article IV, in the case of the Seller, nor the first sentence of Article V, in the case of Purchaser, shall be construed to constitute a covenant of any such party for purposes of this Agreement.

(b)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 9.16    No Recourse.

Notwithstanding anything that may be expressed or implied in this Agreement, Purchaser acknowledges and agrees that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any past, present or future director, officer, agent or employee of any past, present or future member of the Seller or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any past, present or future director, officer, agent or employee of any past, present or future member of the Seller or of any Affiliate or assignee thereof, as such, for any obligation of the Seller under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation. Notwithstanding anything to the contrary set forth in this Agreement, none of the Debt Financing Sources shall have any liability to the Seller, the Company or any Person that is an Affiliate of the Seller or the Company prior to giving effect to the Closing relating to or arising out of this Agreement or the Debt Financing, whether at law, or equity, in contract, in tort or otherwise, and neither the Seller, the Company nor any Person that is an Affiliate of the Seller or the Company prior to giving effect to the Closing shall have any rights or claims directly against any of the Debt Financing Sources hereunder or thereunder. For the avoidance of any doubt, the foregoing shall not impair, supplement, or otherwise modify any of the commitments and other obligations that the Debt Financing Sources have under the Debt Commitment Letter to Purchaser or any of the rights of Purchaser against any of the Debt Financing Sources under the Debt Commitment Letter.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed by its authorized signatory as of the date first written above.

ANAREN HOLDINGS LLC

By: The Veritas Capital Fund IV, L.P., as Manager

By:	/s/ Hugh D. Evans
Name: Hugh D. Evans
Title: Authorized Signatory

ANAREN HOLDING CORP.

By:	/s/ Lawrence A. Sala
Name: Lawrence A. Sala
Title: President & Chief Executive Officer

TTM TECHNOLOGIES, INC.

By:	/s/ Daniel J. Weber
Name: Daniel J. Weber
Title: Senior Vice President and General Counsel